April 6, 2020
Dear Stockholders:
On behalf of the Board of Directors, I am pleased to invite you to attend our 2020 Annual Meeting of Stockholders, which will be held on May 19, 2020 at 1:00 p.m. local time, at our corporate headquarters located at 601 NW Second Street, Evansville, Indiana 47708* (the “Annual Meeting”). Details regarding the business to be conducted at the Annual Meeting are more fully described in the accompanying materials.
Whether or not you attend the meeting in person, it is important that your shares be represented and voted. In addition to voting in person, stockholders may vote via a toll-free telephone number or over the Internet. Stockholders who request a paper copy of the Proxy Statement and Combined Annual Report on Form 10-K for the year ended December 31, 2019 (the “2019 Annual Report”) by mail may also vote by completing, signing, and mailing the enclosed proxy card promptly in the return envelope provided. You can, of course, vote in person at the meeting, but you are encouraged to send in the proxy card, or vote online or by telephone, to ensure your vote is counted should you be unable to attend for any reason. You may revoke your proxy and vote in person at the meeting if you choose to do so.
Sincerely,
Douglas H. Shulman
President & Chief Executive Officer
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 19, 2020:   This Notice of Annual Meeting and Proxy Statement and the 2019 Annual Report are available on the Internet at www.proxyvote.com.

*
Please note the caution regarding possible alternative arrangements for the Annual Meeting in the Notice of the 2020 Annual Meeting of Stockholders.

ONEMAIN HOLDINGS, INC.
601 NW Second Street
Evansville, Indiana 47708
April 6, 2020
NOTICE OF THE
2020 ANNUAL MEETING OF STOCKHOLDERS
Date and Time:	May 19, 2020 1:00 p.m., local time
Place:	601 NW Second Street Evansville, Indiana 47708*
Meeting Agenda:
1.
To elect three Class I directors, Jay N. Levine, Roy A. Guthrie, and Peter B. Sinensky, to serve until the 2023 Annual Meeting and until such director’s successor has been elected and qualified, or until such director’s earlier death, resignation, or removal.

2. To approve, on an advisory basis, the Company’s named executive officer compensation.
3. To approve, on an advisory basis, the frequency of future advisory votes to approve named executive officer compensation.
4. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for OneMain Holdings, Inc. for the year ending December 31, 2020.
5. Such other business properly brought before the meeting or any adjournments or postponements thereof.
Record Date:	In order to vote, you must have been a stockholder at the close of business on March 26, 2020.
Voting by Proxy:	It is important that your shares be represented at the meeting. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and to complete, date, and sign your proxy or voting instruction card and return it promptly or vote your shares by telephone or by Internet, as described on the proxy card. You may revoke your proxy and vote in person at the meeting if you choose to do so.
By order of the Board of Directors,
Jack R. Erkilla
Senior Vice President,
Deputy General Counsel & Secretary

*
We are actively monitoring the public health and travel safety concerns relating to the evolving COVID-19 situation and the advisories or mandates that federal, state, and local governments, and related agencies, may issue. In the event we determine that it is not possible or advisable to hold our annual meeting as currently planned, we will publicly announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting in a different location or solely by means of remote communication (i.e., a virtual-only annual meeting). If you are planning to attend our annual meeting, please check the Investor Relations section of our website, which can be accessed at http://investor.onemainfinancial.com, prior to the meeting date for any updated information.

PROXY STATEMENT
This Proxy Statement and the accompanying materials are being made available to OneMain Holdings, Inc. stockholders beginning on or about April 6, 2020. In this Proxy Statement, “OMH” refers to OneMain Holdings, Inc., and the “Company,” “we,” “us,” or “our” may refer to OneMain Holdings, Inc. or to it and one or more of its subsidiaries, as the context may require. This Proxy Statement contains information to assist you in voting your shares on the matters to be presented at the Company’s 2020 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 19, 2020.
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
What is the purpose of this Proxy Statement?
The purpose of this Proxy Statement is to provide information regarding matters to be voted on at the Annual Meeting. Additionally, it contains certain information that the U.S. Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”) require the Company to provide to its stockholders. This Proxy Statement is also the document used by the Company’s Board of Directors (the “Board”) to solicit proxies to be used at the Annual Meeting. Proxies are solicited to give all stockholders an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting.
Who pays the cost of soliciting proxies?
We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. The solicitation of proxies or votes may be made by mail, in person, by telephone, or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. We also will reimburse brokerage houses and other custodians, nominees, and fiduciaries for forwarding proxy and solicitation materials to stockholders.
How is the Company distributing proxy materials?
We are providing access to our proxy materials primarily over the Internet rather than mailing paper copies of those materials to each stockholder. On or about April 6, 2020, we mailed a Notice of Internet Availability to all stockholders entitled to vote at the Annual Meeting. The Notice tells you how to:
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view our proxy materials for the Annual Meeting, including this proxy statement and the OneMain Holdings, Inc. Combined Annual Report on Form 10-K for the year ended December 31, 2019 (the “2019 Annual Report”), on the Internet and vote; and

•
instruct us to send proxy materials to you by mail or email.

You may also request delivery of an individual copy of the Proxy Statement and 2019 Annual Report by contacting us by mail at OneMain Holdings, Inc., 601 NW Second Street, Evansville, Indiana 47708, ATTN: Secretary or by calling our Investor Relations department at (212) 359-2442.
When and where will the Annual Meeting be held?
The meeting will be held on May 19, 2020, at our corporate headquarters located at 601 NW Second Street, Evansville, Indiana 47708, beginning at 1:00 p.m., local time. Stockholders may obtain directions to the location of the meeting by contacting the Company’s Secretary at 601 NW Second Street, Evansville, Indiana 47708, Telephone: (812) 424-8031. Please note that we are actively monitoring the public health and travel safety concerns relating to the evolving COVID-19 situation and the advisories or mandates that federal, state, and local governments, and related agencies, may issue. In the event we determine that it is not possible or advisable to hold our Annual Meeting as currently planned, we will publicly announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting in a different location or solely by means of remote communication (i.e., a virtual-only annual meeting). If you are planning to attend our Annual Meeting, please check the Investor Relations section of our website, which can be accessed at http://investor.onemainfinancial.com, prior to the meeting date for any updated information.
What is the structure of our Board of Directors?
Our Board consists of nine members divided evenly into three classes. Each class serves a three-year term. Three Class I directors are up for re-election at the Annual Meeting.
What matters will the stockholders vote on at the meeting?
You will be voting on the following:
•
to elect three Class I directors, Jay N. Levine, Roy A. Guthrie, and Peter B. Sinensky, to serve until the 2023 Annual Meeting, and until such director’s successor has been duly elected and qualified, or until such director’s earlier death, resignation, or removal (the “Director Election Proposal”);

•
to approve, on an advisory basis, the Company’s named executive officer (“NEO”) compensation (“Pay Advisory Proposal”);

•
to approve, on an advisory basis, the frequency of future votes to approve NEO compensation (“Pay Frequency Proposal”);

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to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020 (the “Ratification of Auditors Proposal”); and

•
to consider and act upon any other business that may properly come before the meeting or any adjournment or postponement thereof.

What are the Board’s voting recommendations?
	MATTERS TO BE VOTED ON AT THE ANNUAL MEETING	BOARD RECOMMENDATION
1.	Director Election Proposal	FOR each of the three nominees named in this Proxy Statement
2.	Pay Advisory Proposal	FOR
3.	Pay Frequency Proposal	THREE YEARS as the frequency of future advisory votes to approve named executive officer compensation
4.	Ratification of Auditors Proposal	FOR
Who may vote at the meeting?
All stockholders who owned shares of Company common stock at the close of business on the record date of March 26, 2020 may attend and vote at the meeting.
How do I vote?
You can vote either in person at the meeting or by proxy whether you attend the meeting or not. You can vote by telephone or Internet by following the instructions on the proxy card. If you are a registered holder of shares of Company common stock, you can also vote by mail by completing, signing, dating, and returning your proxy card. If you hold your shares of Company common stock beneficially in street name, you may submit proxies by following the instructions provided by your broker, bank, or other nominee. See “What is the difference between a stockholder of record and a beneficial owner of shares held in ‘street name’?” below for more information. If you sign your proxy card but do not specify how you want your shares voted, they will be voted as the Board recommends. The deadline for voting by telephone or electronically is 11:59 p.m., Eastern Daylight Time, on Monday, May 18, 2020. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person.

What is householding?
If you and others who share your mailing address own Company common stock through bank or brokerage accounts, you may have received a notice that your household will receive only one copy of the Proxy Statement and 2019 Annual Report or Notice Regarding the Internet Availability of Proxy Materials. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. You may discontinue householding by contacting your bank or broker.
What is the difference between a stockholder of record and a beneficial owner of shares held in “street name”?
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are a stockholder of record. If your shares are held in an account at a brokerage firm, bank, or similar institution, then you are the beneficial owner of shares held in “street name.” The institution holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to instruct the institution on how to vote the shares held in your account.
What is the effect of abstentions and broker “non-votes”?
The inspector will treat valid proxies marked “abstain” or proxies required to be treated as broker “non-votes” as present for purposes of determining whether there is a quorum at the Annual Meeting. A broker “non-vote” occurs when you fail to provide your broker with voting instructions on a particular proposal and the broker does not have discretionary authority to vote your shares on that particular proposal because the proposal is not a “routine” matter under the applicable rules. The only routine matter scheduled to be voted upon at the Annual Meeting is the Ratification of Auditors Proposal. All other matters scheduled to be voted upon are non-routine, and therefore broker non-votes may exist in connection with the Director Election Proposal, the Pay Advisory Proposal, and the Pay Frequency Proposal. Therefore, if you hold your shares in “street name” through a broker or other nominee, it is critical that you instruct your broker or other nominee how to vote on the Director Election Proposal, the Pay Advisory Proposal, and the Pay Frequency Proposal if you want your vote to count.
Abstentions and broker non-votes with respect to the Director Election Proposal and the Pay Frequency Proposal will have no effect on the outcome of the Director Election Proposal or the Pay Frequency Proposal. Abstentions with respect to the Pay Advisory Proposal and the Ratification of Auditors Proposal will have the same effect as a vote against each proposal. Broker non-votes, if any, will not have any effect on the outcome of the Pay Advisory Proposal. No broker non-votes are expected in connection with the Ratification of Auditors Proposal.
Can I change my voting instructions before the meeting?
You may revoke your proxy by sending in a signed proxy card with a later date, providing subsequent telephone or Internet voting instructions, providing a written notice of revocation to our Corporate Secretary at the address on page 1 prior to the Annual Meeting, or attending the Annual Meeting to cast your vote in person. If your shares are held in “street name,” please follow the directions given by the institution that holds your shares to change or revoke your voting instructions.
Is my vote confidential?
We keep all proxies, ballots, and voting tabulations confidential as a matter of practice. We permit only our inspector of election to examine these documents. If you write comments on your proxy card or ballot, the proxy card or ballot may be forwarded to our management and the Board to review your comments.
How many votes do I have?
You will have one vote for each share of Company common stock that you owned at the close of business on March 26, 2020, the record date for the meeting.

Who will tabulate and count the votes?
Representatives or agents of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the Company’s inspector of election.
How many shares of stock are eligible to vote at the Annual Meeting?
At the close of business on March 26, 2020, there were a total of 134,309,707 shares of Company common stock issued and outstanding and eligible to vote at the Annual Meeting.
How many shares must be present to hold the Annual Meeting?
The holders of a majority of the shares of Company common stock outstanding as of the record date and entitled to vote at the Annual Meeting must be present, in person or by proxy, in order to hold the Annual Meeting and conduct business. This is called a quorum. In determining whether a quorum is present, shares represented by votes to withhold, abstentions, and broker non-votes will be deemed present at the Annual Meeting. Once a share is deemed present for any purpose at the Annual Meeting, it is deemed present for quorum purposes for the remainder of the Annual Meeting.
How many votes are required to elect directors and adopt other proposals?
Proposal 1—Director Election Proposal: Directors are elected by a plurality of the votes of holders of shares present, in person or by proxy, and entitled to vote at a meeting of stockholders at which a quorum is present. Accordingly, the three nominees named in this proxy statement with the highest number of  “FOR” votes will be elected. Votes to withhold and broker non-votes, if any, will not have any effect on the election of a director.
Proposal 2—Pay Advisory Proposal: Advisory vote to approve NEO compensation requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote on this matter. If you abstain from voting on this matter (referred to as an “abstention”), your shares will be counted as present for the purpose of establishing a quorum, and the abstention will have the same effect as a vote against this proposal. Broker non-votes, if any, will not have any effect on this proposal.
Proposal 3—Pay Frequency Proposal: The advisory vote with respect to the determination as to whether future advisory votes to approve NEO compensation shall occur every one, two, or three years shall be decided by a plurality of the votes cast among the three alternatives. This means that the alternative receiving the highest number of votes cast by stockholders will be considered by the Board as the stockholders’ recommendation as to the frequency of future advisory votes to approve NEO compensation. Abstentions and broker non-votes, if any, will have no effect on the outcome of this proposal.
Proposal 4—Ratification of Auditors Proposal: Approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 requires the affirmative vote of the holders of a majority of the total number of shares present, in person or by proxy, and entitled to vote on the proposal. Abstentions will be counted as present and entitled to vote on this proposal, and will therefore have the same effect as a vote against this proposal. We do not expect there to be any broker non-votes with respect to this proposal.
Other business — All other business that may properly come before the Annual Meeting requires the affirmative vote of the holders of a majority of the total number of shares present, in person or by proxy, and entitled to vote on any such other business.
How do I attend the Annual Meeting?
Admission to the Annual Meeting is limited to Company stockholders or their proxy holders. In order to be admitted to the Annual Meeting, each stockholder will be asked to present proof of stock ownership and a valid government-issued photo identification, such as a driver’s license. Proof of stock ownership may consist of the proxy card, or if shares are held in the name of a broker, bank, or other nominee (“street name”), an account statement or letter from the nominee indicating that you beneficially owned shares of Company common stock at the close of business on March 26, 2020, the record date for the Annual Meeting.

We currently plan to hold the Annual Meeting in person. However, we are actively monitoring the public health and travel safety concerns relating to the evolving COVID-19 situation and the advisories or mandates that federal, state, and local governments, and related agencies, may issue. In the event we determine that it is not possible or advisable to hold the Annual Meeting as currently planned, we will publicly announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting in a different location or solely by means of remote communication (i.e., a virtual-only annual meeting). If you are planning to attend our Annual Meeting, please check the Investor Relations section of our website, which can be accessed at http://investor.onemainfinancial.com, prior to the meeting date for any updated information.
Where can I find the voting results of the Annual Meeting?
We intend to announce preliminary voting results at the Annual Meeting and report final results on a Current Report on Form 8-K, which we intend to file with the SEC within four business days after the Annual Meeting.

CORPORATE GOVERNANCE
Governing Documents
The following primary documents make up the Company’s corporate governance framework:
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Corporate Governance Guidelines (“Governance Guidelines”)

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Audit Committee Charter

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Compensation Committee Charter

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Nominating and Corporate Governance (“NCG”) Committee Charter

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Compliance Committee Charter

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Risk Committee Charter

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Code of Business Conduct and Ethics (“Code of Conduct”)

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Code of Ethics for the Principal Executive and Senior Financial Officers (“Principal Officer Code”)

These documents are accessible on the Company’s website at http://www.onemainfinancial.com by clicking on “Investor Relations” at the bottom of the webpage and then “Corporate Governance.” You also may obtain a free copy of any of these documents by sending a written request to OneMain Holdings, Inc., 601 NW Second Street, Evansville, Indiana 47708, ATTN: Secretary. We intend to disclose any material amendments to or waivers of our Code of Conduct and Principal Officer Code requiring disclosure under applicable SEC or NYSE rules on our website within four business days of the date of any such amendment or waiver in lieu of filing a Current Report on Form 8-K pursuant to Item 5.05 thereof.
Corporate Governance Guidelines
The Governance Guidelines, which are available on our website as outlined above, set forth the Company’s primary principles and policies regarding corporate governance. The Governance Guidelines are reviewed from time to time as deemed appropriate by the Board. The Governance Guidelines are supplemented by the Code of Conduct and the Principal Officer Code, as well as by policies and procedures addressing specific topics and practices.
Codes of Conduct
The Board adopted a Code of Conduct to help ensure that the Company abides by applicable laws and corporate governance standards. This code applies to all directors, employees, and officers, including our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), and principal accounting officer. The Board has also adopted a Principal Officer Code that applies to our CEO, CFO, and principal accounting officer. The Code of Conduct and the Principal Officer Code are available on our website as outlined above.
Board Leadership Structure
Although not required, the Company has separated the roles of CEO and Chairman of the Board. The CEO is responsible for the day-to-day leadership, management, direction, and performance of the Company, while the Chairman of the Board is responsible, together with the CEO and the other members of the Board, for setting the strategic direction of the Company.
Board’s Role in Risk Oversight
While management is responsible for day-to-day risk management of the Company’s operations, the Board is responsible for overseeing enterprise-wide risks. The Board uses its standing committees (discussed below) to monitor and address what may be within the scope of each committee’s expertise or charter. For example: the Audit Committee oversees the financial statements, accounting, and auditing functions and related risk; the Compensation Committee oversees the Company’s compensation programs, including goals, objectives, performance, and compensation for our CEO and other executive officers, and the compensation disclosure in this Proxy Statement; and the NCG Committee oversees director qualifications,

Board structure, and corporate governance matters. The Board also has created a Compliance Committee to oversee regulatory compliance matters, which provides regular reports to the Board. In 2018, the Board created a Risk Committee to oversee the development and implementation of systems and processes to identify, manage, and mitigate reasonably foreseeable material risks to the Company and to assist the Board and its committees in fulfilling their responsibilities for risk management, including cybersecurity and information security risks.
In addition to getting information from its committees, the Board also receives updates directly from members of management. In this regard, Douglas H. Shulman, due to his position as both President and CEO and a director of the Company, is particularly important in communicating with other members of management and keeping the Board updated on the important aspects of the Company’s operations.
Independent Directors
We recognize the importance of having an independent Board that is accountable to the Company and its stockholders. Accordingly, the Governance Guidelines provide that a majority of the Board’s directors shall be independent in accordance with the NYSE listing standards. Our Board has affirmatively determined that Valerie Soranno Keating, Roy A. Guthrie, Peter B. Sinensky, Matthew R. Michelini, Marc E. Becker, Aneek S. Mamik, and Richard A. Smith are “independent” under Section 303A.02(b) of the NYSE listing standards. In making this determination, the Board considered all relevant facts and circumstances as required by applicable NYSE listing standards.
Environmental, Social, and Governance Responsibility
For more than 100 years, we have put our customers and communities first, and this description of our commitment to Environmental, Social, and Governance (“ESG”) matters reflects that. Below is an overview of the Company’s purpose-driven initiatives, reflecting our commitment to meaningful stakeholder engagement, reducing our environmental impact, and practicing responsible governance. The Company’s approach to ESG is built on our reputation as a responsible lender with a track record for consistently doing what is right. It is a natural extension of both our mission to serve customers and our goal to maintain the highest standards of ethics and integrity.
Social
Customers
We are a part of the communities we serve. We provide personal loans to 2.4 million hardworking people through more than 1,500 branches in 44 states across the U.S. Almost 90 percent of Americans are within driving distance of one of our branches. Our responsible lending solutions provide affordable rates and ability-to-pay underwriting to a large and underserved market in the U.S. We offer fixed rate, fixed term, fully amortizing loans to our customers, many of whom have had some financial difficulty in their past or are facing an unexpected situation that impacts their current financial well-being.
The Company does extensive customer due diligence to better understand and address our customers’ specific needs. Our community-based business model allows us to develop strong relationships, enabling us to personally engage with customers, discuss their unique financial circumstances, and ensure that we offer lending products that fit their household budgets and support the successful repayment of their loans. As a result, we know the people we are lending to, and our loan specialists take special care to go through living expenses, debt, and budgets with our customers. This helps to determine the best product for the individual and confirms their ability to repay their loans successfully.
We strive to ensure that every customer understands the benefits of each product we offer. We are focused on ensuring that our customers have access to all loan and optional credit products for which they qualify. Our goal is to provide each prospective borrower with as much information on these products as possible so that they can make educated decisions about their personal finances and achieve successful personal financial outcomes.
The Company is also proud to offer a comprehensive set of borrower assistance options. We understand that our customers will periodically experience temporary hardships, and our programs have been developed based on decades of experience serving these hardworking Americans. Our borrower assistance options include reduced-payment deferments, as well as temporary and permanent modifications. Our community-based business model allows us to better understand our customer’s unique situation and use our borrower assistance tools to help them work through financial disruptions.
Despite our best efforts to ensure customer satisfaction, we recognize that sometimes things go wrong. For this purpose, we established an Executive Office of Customer Care, which uses a Single Point of Contact (SPOC) approach to resolve issues and help ensure customer satisfaction. From initiation to resolution of each complaint, the SPOC establishes contact with the customer and works to develop a thorough understanding of his/her issues and concerns. The SPOC then works with the business unit(s) to develop and deliver a high-quality resolution.
Employees
We provide our employees competitive compensation, a comprehensive benefits package, career development and training programs, and recognition for outstanding work. The Company is dedicated to our team and our inclusive culture, and we work with employees at all levels of our organization to better understand their needs, help them further their careers, and achieve their personal and professional goals. We work every day to create an environment where team members are valued, appreciated, and respected for who they are — a place where talented people want to work. We celebrate everyone — in race, ethnicity, gender identity and expression, veteran status, sexual orientation, disability status, culture, experience, and more. We believe that motivated and engaged employees are more productive, innovative, and collaborative, which in turn helps deliver a consistently excellent customer experience. Our culture focuses on a leadership mindset for all team members.
The following are just a few of the actions the Company took in 2019 that demonstrate our dedication to employees:
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To help employees meet their long-term career goals, they have access to an online professional development toolkit that contains multiple development resources. In addition, the Company offers several leadership programs serving various levels of leadership that develop leadership behaviors and skills.

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The Company launched a Diversity Council, sponsored by our Chief Human Resource Officer and our CEO. Diversity Council members represent a cross section of leadership in various roles and geographies. They are dedicated to developing the diversity strategy, influencing leadership, and championing diversity initiatives in support of the organization.

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Our talent review process identifies diverse high-potential team members within the organization and encourages robust development planning with the purpose of engagement, growth, and progression.

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The Company encourages the use of diverse interview panels and requires at least one of three finalists for executive and senior leadership positions be a woman or be ethnically diverse.

Communities
The Company is passionate about giving our time to improve the lives of people in our communities. We allow each team member up to 24 hours of paid time off each year to volunteer with any Company-approved organization. We also celebrate our successes by recognizing top volunteers and sharing volunteer stories.
We also engaged in a number of Company-sponsored philanthropic initiatives during 2019 that demonstrate our dedication to our local communities. These philanthropic programs placed a special emphasis on improving the financial education and literacy of our communities.
Governance
Underlying the trust that customers and employees place in the Company is consistent, strong corporate governance. The Company’s Board includes nine directors, a majority of whom are independent. The Board has five committees, including Audit, NCG, Compensation, Compliance, and Risk Committees.

We continuously strive to strengthen and improve our system of internal controls to ensure compliance with laws, rules, and regulations and to improve the oversight of our operations. We regularly evaluate internal systems, processes, and controls to mitigate operational risk. We have established policies and practices that provide a framework for compliance with applicable privacy, cybersecurity, and data protection and information laws, continually working to meet evolving customer privacy expectations.
Our Code of Conduct exemplifies our commitment to several ESG-related issues. Every team member receives training and must certify compliance with the Code of Conduct annually. In addition, we have standalone policies concerning diversity and inclusion, prevention of discrimination and harassment, anti-bribery and corruption, team member health and safety, and corporate philanthropy. We provide multiple channels for employees to report concerns regarding the Code of Conduct, law and regulations, and/or policy violations, enforcing a zero-tolerance retaliation policy for good-faith reporting.
In addition to steps being taken to hire and retain a diverse talent pool and the work being conducted by our Diversity Council, our diversity and inclusion policy defines our commitment to:
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Providing a welcoming environment to all current and prospective customers.

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Developing and maintaining supplier relationships that reflect the cultural diversity of local communities.

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Supporting third parties to develop and use diverse entities as subcontractors.

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Expanding economic opportunity in the communities in which we operate through partnerships with community agencies, educational institutions, and local governments.

Data Privacy and Cybersecurity
Customers entrust the Company every day with their confidential information, and we are dedicated to safeguarding their privacy by establishing and continually testing our plans and procedures. We continue to invest in improving our cybersecurity defenses and enhancing our programs to improve our operational resilience. Cybersecurity risk assessments are performed throughout the year to ensure we have full coverage across the range of cyber risks, including testing with our third party vendors. Our employees are our front line of defense, so we are focused on building a cyber-vigilant culture through annual cybersecurity training, monthly awareness campaigns, and enterprise anti-phishing testing. Furthermore, we conduct periodic vulnerability testing, including exercises with executive leaders to help prepare our leaders and teams to minimize the impact of any given disruption.
Our Chief Information Security Officer oversees various cybersecurity matters, such as new internal cybersecurity initiatives and oversight of our privacy and information security response plan. Our privacy and information security incident response plan establishes a team that responds to information security incidents by identifying, evaluating, responding to, investigating, and resolving incidents impacting our information systems.
Environment
As a financial services company with a broad footprint across the U.S., our environmental impact primarily revolves around our customer communications and our branch network, where we focus on reducing consumption and recycling. We are creating efficiencies, reducing material and energy consumption, reusing and recycling more of what we consume, and reducing our waste stream. Below are examples of our energy efficiency and recycling initiatives:
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Paperless enrollment encourages customers to receive online statements. As of 2019, more than 43% of customers were enrolled.

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We retrofit owned buildings (and many of our leased buildings) with LED lighting and install LEDs and programmable thermostats to reduce our energy consumption.

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We have LEED-certified buildings across the U.S., including two corporate headquarters campuses certified at Gold and Silver levels. In addition, we follow many of the tenets of LEED certification in our other locations nationwide.

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We recycle plastic, cardboard, glass, aluminum, paper, and organic materials at most of our central operations centers.

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We recycle electronics through an R2-certified third-party specialist.

Board, Committee, and Annual Meeting Attendance
The Board held eight meetings during 2019. Each director attended at least 75% of Board and committee meetings held during the period he or she served, except for Mr. Michelini, who attended less than 75% of the Compliance Committee meetings. The Compliance Committee is not an NYSE-required committee. Directors are invited and encouraged, but are not required, to attend the Annual Meeting. One of the Company’s directors attended the Company’s 2019 Annual Meeting of Stockholders.
Presiding Non-Management Director and Executive Sessions
The Company’s non-management and independent directors met in executive session without management four times in 2019. Mr. Guthrie is the non-management director appointed to preside at each executive session.
Communications with the Board of Directors
Any Company stockholder or other interested party who wishes to communicate with the Board or any of its members may do so by writing to: Board of Directors (or one or more named directors), ATTN: Jack R. Erkilla, Senior Vice President, Deputy General Counsel & Secretary, OneMain Holdings, Inc., 601 NW Second Street, Evansville, Indiana 47708.
Communications with the Audit Committee
Complaints and concerns relating to the Company’s accounting, financial reporting, internal accounting controls, or auditing matters (together, “Accounting Matters”) should be communicated to the Audit Committee of the Board. Any such communications may be made on an anonymous basis. Employee concerns or complaints may be reported to the Audit Committee through approved internal channels or by contacting a third-party vendor, Navex Global, Inc., that has been retained by the Audit Committee for this purpose. Navex Global may be contacted toll-free at (855) 296-9088, or via the Internet at http://www.onemainfinancial.alertline.com. Outside parties, including stockholders, may bring issues regarding Accounting Matters to the attention of the Audit Committee by writing to: Audit Committee, ATTN: Jack R. Erkilla, Senior Vice President, Deputy General Counsel & Secretary, OneMain Holdings, Inc., 601 NW Second Street, Evansville, Indiana 47708.
All complaints and concerns will be reviewed under the direction of the Audit Committee and overseen by the General Counsel and other appropriate persons as determined by the Audit Committee. The General Counsel also prepares a periodic summary report of all such communications for the Audit Committee.
Criteria and Procedures for Selection of Director Nominees
Although the Board retains ultimate responsibility for nominating members for election to the Board, the NCG Committee of the Board conducts the initial screening and evaluation process. Although there are no minimum qualifications, skills, or qualities required to be nominated for election, as provided in the Company’s Governance Guidelines, director nominees, including those directors eligible to stand for re-election, are selected based on, among other things, the following factors:
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whether the nominee has demonstrated, by significant accomplishment in his or her field, an ability to make meaningful contributions to the Board’s oversight of the business and affairs of the Company;

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the nominee’s reputation for honesty and ethical conduct in his or her personal and professional activities;

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experiences, skills, and expertise;

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diversity;

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business judgment;

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composition of the Board;

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requirements of applicable laws and NYSE listing standards;

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time availability and dedication; and

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conflicts of interest.

While the NCG Committee has not adopted a formal diversity policy for the selection of director nominees, diversity is one of the factors that the committee considers in identifying director nominees. When evaluating diversity, the NCG Committee considers general principles of diversity in the broadest sense. The NCG Committee seeks to recommend the nomination of directors who represent different qualities and attributes and a mix of professional and personal backgrounds and experiences that will enhance the quality of the Board’s deliberations and oversight of our business.
In conducting the screening and evaluation of potential director nominees, the NCG Committee considers candidates recommended by directors and the Company’s management, as well as recommendations from Company stockholders. While the NCG Committee’s Charter and our Governance Guidelines provide that the NCG Committee may, if it deems appropriate, establish procedures to be followed by stockholders in submitting recommendations for director candidates, the NCG Committee has not, at this time, put in place a formal policy with regard to such procedures. This is because our Amended and Restated Bylaws, as amended (the “Bylaws”), include procedures for stockholders to nominate candidates to serve on the Board for election at any Annual Meeting or at any special meeting called for the purpose of electing directors. The Board believes that it is appropriate for the Company not to have a specific policy since stockholders may submit recommendations for director candidates by following the procedures set forth in the Bylaws, as summarized below.
The Bylaws require a stockholder who desires to nominate a candidate for election to the Board at an annual meeting of stockholders to timely submit certain information to OneMain Holdings, Inc., 601 NW Second Street, Evansville, Indiana 47708, ATTN: Secretary. This information includes, among other things:
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the stockholder’s name and address, and the class, series, and number of shares that he or she beneficially owns;

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a representation that the stockholder is a holder of record as of the record date and intends to appear in person or by proxy at the Annual Meeting;

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the name, address, and certain other information regarding the stockholder’s nominee for director;

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a description of any arrangement or understanding between the stockholder and the director nominee or any other person (naming such person(s)) in connection with the making of such nomination to the Board; and

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a completed questionnaire with respect to the prospective nominee’s background and the background of any other person on whose behalf the nomination is being made, and certain written representations and agreements from such persons concerning their independence and compliance with applicable laws.

To be timely, a stockholder must submit the information required by the Bylaws not less than 90 days nor more than 120 days in advance of the anniversary date of the immediately preceding Annual Meeting of stockholders. The Bylaws include special notice provisions if no annual meeting was held in the previous year or if the Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the preceding Annual Meeting. While these provisions of the Bylaws permit a stockholder to nominate a candidate for election to the Board, such nominations will be subject to certain rights of OMH Holdings L.P. (the “Acquisition Entity”) or its permitted transferees under the A&R Stockholders Agreement (as defined below). See “Certain Relationships and Related Party Transactions—Amended and Restated Stockholders Agreement” below for more information.

BOARD OF DIRECTORS
Our Restated Certificate of Incorporation, as amended, provides that the Board shall consist of not less than three and not more than eleven directors, as may be determined from time to time by a majority of the entire Board. As of the date of this Proxy Statement, the Board consists of nine members, eight of whom are non-employee directors.
The Board is divided into three classes of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each Annual Meeting of stockholders. The Company’s current Board is classified as follows:
Class	Term Expiration	Director
Class I	2020	Jay N. Levine Roy A. Guthrie Peter B. Sinensky
Class II	2021	Matthew R. Michelini Douglas H. Shulman Marc E. Becker
Class III	2022	Aneek S. Mamik Richard A. Smith Valerie Soranno Keating
The Restated Certificate of Incorporation, as amended, does not provide for cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of Company common stock can elect all of the directors standing for election.
See also the discussion under the caption “Certain Relationships and Related Party Transactions—Amended and Restated Stockholders Agreement” and “—Apollo-Värde Transaction” below.
Committees of the Board of Directors
The Board has five principal standing committees: Audit, NCG, Compensation, Compliance, and Risk Committees, as well as an Executive Committee. The Audit Committee, the NCG Committee, and the Compensation Committee consist entirely of non-employee directors, and the Board has determined that each member of these committees is “independent” within the meaning of the NYSE listing standards. Members of the Compliance and Risk Committees are not required to be independent directors. Each of the Board’s five principal standing committees operates pursuant to a written charter, and each such charter is available on the Company’s website at https://www.onemainfinancial.com and is also available to stockholders upon written request, addressed to OneMain Holdings, Inc., 601 NW Second Street, Evansville, IN 47708, ATTN: Secretary.
Audit Committee
The Audit Committee’s responsibilities and purposes are to: (i) assist the Board in its oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the annual independent audit of the Company’s financial statements, the engagement of the independent registered public accounting firm, and the evaluation of the independent registered public accounting firm’s qualifications, independence, and performance, and (d) the performance of the Company’s financial reporting process and internal audit function; (ii) determine whether to recommend to the stockholders the appointment, retention, or termination of the Company’s independent registered public accounting firm; (iii) review, approve, or ratify related party transactions and other matters that may pose conflicts of interest; and (iv) pre-approve all audit, audit-related, and other services, if any, to be provided by the independent registered public accounting firm. The Audit Committee also participates in the certification process relating to the filing of certain periodic reports pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prepares the Report of the Audit Committee required under the proxy rules of the SEC to be included in the proxy statement for each annual meeting of stockholders.

The current members of the Audit Committee are Messrs. Guthrie (Chair), Sinensky, and Smith. The Board has determined that: (i) each member of the Audit Committee is “independent”; (ii) each member of the Audit Committee is “financially literate”; and (iii) Mr. Guthrie is an “audit committee financial expert,” as such terms are defined under the Exchange Act or the NYSE listing standards, as applicable. The Audit Committee met six times in 2019.
Nominating and Corporate Governance Committee
The NCG Committee’s responsibilities and purposes are to: (i) identify and recommend to the Board individuals qualified to serve as directors of the Company and on committees of the Board; (ii) advise the Board as to the Board’s composition, procedures, and committees; (iii) develop and recommend to the Board a set of corporate governance guidelines and maintain and update such guidelines, as appropriate; and (iv) oversee the evaluation of the Board. See “Corporate Governance—Criteria and Procedures for Selection of Director Nominees” above for more information about the process for identifying and evaluating nominees for director.
The current members of the NCG Committee are Messrs. Smith (Chair), Mamik, and Sinensky. The Board has determined that each of the members is “independent” within the meaning of the NYSE listing standards. The NCG Committee met five times in 2019.
Compensation Committee
The Compensation Committee’s responsibilities and purposes are to: (i) oversee the Company’s compensation and employee benefit plans and practices, including its executive compensation plans and its material incentive-compensation and equity-based plans; (ii) evaluate the performance of the President and CEO and other executive officers; (iii) review and discuss with management the Company’s Compensation Discussion and Analysis to be included in the Company’s annual proxy statement and annual report filed with the SEC; and (iv) prepare the Compensation Committee Report as required by the rules of the SEC. The Compensation Committee also has the authority to retain and terminate compensation consultants and approve the terms of any such engagement.
Additional information regarding the Compensation Committee’s processes and procedures for consideration of director compensation and executive compensation are set forth below under “Executive Compensation—Independent Director Compensation” and “Executive Compensation—Compensation Discussion and Analysis,” respectively.
The Compensation Committee may form subcommittees for any purpose that the Compensation Committee deems appropriate and may delegate to such subcommittees such power and authority as the Compensation Committee deems appropriate, except that no subcommittee shall consist of fewer than two members and that the Compensation Committee shall not delegate to a subcommittee any power or authority required by any law, regulation, or listing standard to be exercised by the Compensation Committee as a whole.
The current members of the Compensation Committee are Messrs. Michelini (Chair), Guthrie, and Mamik. The Board has determined that each member of the Compensation Committee is “independent” within the meaning of the NYSE listing standards.
The “independent” directors who are appointed to the Compensation Committee are also “non-employee” directors, as defined in Rule 16b-3(b)(3) under the Exchange Act. The Compensation Committee met five times in 2019.
Compliance Committee
The Compliance Committee’s primary responsibility is to oversee the Company’s efforts to comply with laws and regulations and related programs, policies, and procedures, other than matters of financial reporting compliance, which are the responsibility of the Audit Committee.
Among other things, the Compliance Committee assists the Board in its oversight function with respect to: (i) ensuring that the Company has an effective compliance program; (ii) monitoring regulatory risks and ensuring that there are appropriate policies, procedures, and controls to address them; (iii) fostering good relationships with regulators; and (iv) identifying changes to laws, regulations, and best practices that may require changes to compliance programs or business practices.
The current members of the Compliance Committee are Ms. Soranno Keating (Chair) and Messrs. Guthrie, Levine, and Michelini. The Compliance Committee met five times in 2019.
Risk Committee
The Risk Committee’s primary responsibility is to oversee the development and implementation of the Company’s enterprise risk management program. The Risk Committee does this by, among other things: (i) overseeing the development and implementation of systems and processes designed to identify, manage, and mitigate reasonably foreseeable material risks to the Company; (ii) assisting the Board and the other Board committees in fulfilling their oversight responsibilities for the risk management functions of the Company; and (iii) overseeing the development and implementation of appropriate enterprise-wide strategies and policies to identify, monitor, manage, control, timely report, and mitigate material risks, including financial and non-financial, on and off-balance sheet, and current and contingent exposures.
The current members of the Risk Committee are Messrs. Mamik (Chair), Guthrie, and Michelini. The Risk Committee met five times in 2019.
Executive Committee
The Executive Committee serves as an administrative committee of the Board to act upon and facilitate the consideration by senior management and the Board of certain high-level business and strategic matters. Our Executive Committee currently consists of Messrs. Shulman, Mamik, and Michelini.

PROPOSAL 1:
ELECTION OF DIRECTORS
The terms of the Class I directors, consisting of Jay N. Levine, Roy A. Guthrie, and Peter B. Sinensky, will expire at the Annual Meeting. Each incumbent Class I director has been nominated by the Board to serve as a continuing director for a new three-year term expiring at the 2023 Annual Meeting of Stockholders and until such director’s successor has been elected and qualified, or until such director’s earlier death, resignation, or removal.
In determining whether to nominate each of the Class I directors for another term, the Board considered the factors discussed above under “Corporate Governance—Criteria and Procedures for Selection of Director Nominees” and concluded that each possesses the talents, backgrounds, perspectives, attributes, and skills that will enable them to continue to provide valuable insights to Company management and play an important role in helping the Company achieve its goals and objectives. The age, principal occupation, and certain other information for each director nominee and the continuing directors serving unexpired terms are set forth below. It is the general policy of the Company, as set forth in the Company’s Corporate Governance Guidelines, that no director having attained the age of 75 years will stand for re-election.
The Board recommends a vote FOR the election of each of the nominees listed below for director.
Class I Director Nominees—Terms expire in 2023
Jay N. Levine, age 58
Director of the Company since 2011; Chairman of the Board of Directors and member of the Compliance Committee
Mr. Levine was appointed as Chairman of the Board in connection with the closing of the Apollo-Värde Transaction (defined below). He previously served as President and Chief Executive Officer of the Company from October 1, 2011 until September 8, 2018. Mr. Levine served as President and Chief Executive Officer and as a director of Capmark Financial Group Inc. (“Capmark”) (a commercial real estate finance company) from December 2008 until February 2011. On October 25, 2009, Capmark and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Capmark and certain of its subsidiaries emerged from bankruptcy on September 30, 2011.
From 2000 to 2008, Mr. Levine served as President, Chief Executive Officer (Co-Chief Executive Officer from March 2000 until January 2007), and a member of the board of directors of Royal Bank of Scotland Global Banking & Markets, North America (a banking and financial services company) and Chief Executive Officer of its predecessor entity, RBS Greenwich Capital (a financial services company), with responsibility for the company’s institutional business in the United States. Previously, Mr. Levine was co-head of the Mortgage and Asset Backed Departments at RBS Greenwich Capital. Mr. Levine currently is a director of Finserv Acquisition Corp., a special purpose acquisition company focused on the financial services industry. Mr. Levine earned a B.A. in Economics from the University of California at Davis.
Mr. Levine’s extensive experience in the financial industry and his previous experience as an executive officer and director of financial services companies allow him to provide the Board with a broad perspective of our industry and led the Board to conclude that he should serve as a director.
Roy A. Guthrie, age 66
Director of the Company since 2012; Chair of the Audit Committee and member of the Compensation, Risk, and Compliance Committees
Mr. Guthrie was elected as a director in December 2012. Mr. Guthrie currently serves as Chairman of the Executive Committee of the Board of Directors of Renovate America Inc., a privately held leading provider of Home Energy Renovation Opportunity (HERO) loans in the United States through Property Assessed Clean Energy (PACE) programs. He previously served as Executive Vice President and Chief Financial Officer of Discover Financial Services (“Discover”) (a direct banking and payment services company) from 2005 through April 2011. He retired from Discover in January 2012. Mr. Guthrie also previously served as a director of Discover Bank, a subsidiary of Discover, from 2006 through the end of

2011. Prior to joining Discover, Mr. Guthrie was President and Chief Executive Officer of CitiFinancial International, LTD, a consumer finance business of Citigroup Inc. (“Citigroup”) (a global banking institution), from 2000 to 2004. In addition, Mr. Guthrie served on Citigroup’s management committee during this period of time. Mr. Guthrie also served as the President and Chief Executive Officer of CitiCapital from 2000 to 2001. Mr. Guthrie served as Chief Financial Officer of Associates First Capital Corporation (a consumer finance lender) from 1996 to 2000, while it was a public company, and served as a member of its board of directors from 1998 to 2000. Prior to that, Mr. Guthrie served in various positions at Associates First Capital Corporation, including Corporate Controller from 1989 to 1996.
In addition, Mr. Guthrie has served as a director and member of the Audit Committee of Nationstar Mortgage Holdings Inc. (a residential mortgage loan originator and servicer) and its successor, Mr. Cooper Group Inc., since February 2012. He also has served as a director and Chairman of the Risk Committee of Synchrony Financial (a private label credit card issuer) since July 2014. He previously served as a director and Chairman of the Audit Committee of LifeLock, Inc. (an identity theft protection company) from October 2012 until February 2017, as a director of Student Loan Corporation from December 2010 until January 2012, as a director of Enova International, Inc. from January 2012 until July 2012, as a director of Bluestem Brands, Inc. from November 2010 until September 2014, as a director of Dell Bank International from September 2012 until September 2014, and as a director of Garrison Capital LLC from June 2011 until August 2015. He holds a B.A. in economics from Hanover College and an M.B.A. from Drake University.
Mr. Guthrie’s experience as a chief financial officer of two publicly traded companies, his vast experience with and knowledge of the consumer finance industry, his experience and background in finance and accounting, and his experience as a director and executive officer of publicly traded companies led the Board to conclude that he should serve as a director.
Peter B. Sinensky, age 33
Director of the Company since 2018; member of the Audit and NCG Committees
Mr. Sinensky joined the Private Equity division of Apollo Global Management, LLC (a global private equity firm) (“Apollo”) in 2011. Prior to joining Apollo, Mr. Sinensky was a member of the mergers and acquisitions group at J.P. Morgan (a global financial services firm). He currently serves on the board of directors of New VAC Intermediate Holdings B.V. and Luminescence Coöperatief U.A. Mr. Sinensky graduated with high honors from the Kelley School of Business at Indiana University with a B.S. in Finance and Accounting.
Mr. Sinensky’s experience in the consumer finance industry, extensive private equity experience, and familiarity with the Company led to his nomination to the Board.
Class II Directors—Terms expire in 2021
Marc E. Becker, age 47
Director of the Company since 2018
Mr. Becker joined Apollo in 1996 and is a Senior Partner based in New York. Prior to joining Apollo, Mr. Becker was employed by Smith Barney Inc. within its Investment Banking division. Mr. Becker currently serves on the boards of directors of ADT Inc. and Sun Country Airlines. Mr. Becker previously has served on the boards of directors of Pinnacle Agricultural Holdings, LLC, Affinion Group Holdings, Inc., CEVA Holdings LLC, Vantium Management, L.P., Realogy Holdings Corp., SourceHOV Holdings, Inc., EVERTEC Group, LLC., Novitex Holdings, Inc., and Mount Sinai Children’s Center Foundation. Mr. Becker is actively involved in a number of non-profit organizations and serves as a board member of the TEAK Fellowship and Park Avenue Synagogue. Mr. Becker graduated cum laude with a B.S. in economics from the University of Pennsylvania’s Wharton School of Business.
Mr. Becker’s vast and diverse array of experience serving on boards of directors, as well as his experience with customer-facing companies, led to his nomination to the Board.
Matthew R. Michelini, age 38
Director of the Company since 2018; Chair of the Compensation Committee and member of the Compliance, Risk, and Executive Committees
Mr. Michelini is a Partner at Apollo, having joined Apollo in 2006. Prior to joining Apollo, Mr. Michelini was a member of the Mergers and Acquisitions group of Lazard Frères & Co. (a financial advisory and asset management firm) from 2004 to 2006. Mr. Michelini serves on the boards of directors of AAM GP Ltd., Athene Holding Ltd., Aleris Corporation, and Venerable Holdings, Inc. He previously served on the boards of directors of Metals USA Holdings Corp., Noranda Aluminum Holding Corporation, and Warrior Met Coal, Inc. Mr. Michelini graduated from Princeton University with a B.S. in mathematics and a certificate in finance and received his M.B.A. from Columbia University.
Mr. Michelini’s experience in the consumer finance industry, extensive private equity experience, and familiarity with the Company led to his nomination to the Board.
Douglas H. Shulman, age 53
Director of the Company since 2018; President and Chief Executive Officer; member of the Executive Committee
Mr. Shulman joined the Company as President and Chief Executive Officer in September 2018. Prior to this, Mr. Shulman served as Senior Executive Vice President and Global Head of Client Service Delivery at BNY Mellon (a global investments company) from 2014 to 2018. From 2013 to 2014, he was a Senior Advisor at McKinsey & Company and Senior Fellow at the Harvard Kennedy School Center for Business and Government. From 2008 to 2012, Mr. Shulman was the Commissioner of the Internal Revenue Service (the “IRS”). Prior to his time at the IRS, Mr. Shulman served as Vice Chairman of the Financial Industry Regulatory Authority (“FINRA”) from 2006 to 2008. Mr. Shulman also previously served as President of Markets, Services and Information as well as Executive Vice President of Corporate Development, Strategy & New Business Ventures at FINRA’s predecessor, the National Association of Securities Dealers, Inc.
Mr. Shulman serves on the boards of directors of the Depository Trust and Clearing Corporation and the New School. He was previously a director of Mantas Corporation, the World Federation of Exchanges, and was Chairman of the Organisation for Economic Co-operation and Development’s Forum on Tax Administration, the global body of tax authorities. Mr. Shulman holds a J.D. from Georgetown University Law Center, an M.P.A. degree from the Kennedy School of Government at Harvard University, and a B.A. degree from Williams College
Mr. Shulman’s experience in the financial services industry and government services led to his nomination to the Board.
Class III Directors—Terms expire in 2022
Aneek S. Mamik, age 41
Director of the Company since 2018; Chair of the Risk Committee and member of the Compensation, NCG, and Executive Committees
Mr. Mamik is a Senior Managing Director at Värde Partners, Inc. (“Värde”) (a global investment management and advisory firm) and is the head of Värde Financial Services for North America and Asia. He joined Värde in 2016. Prior to joining Värde, Mr. Mamik spent 15 years at General Electric, where he most recently led mergers and acquisitions for GE Capital Headquarters (“GE Capital”). He led the initial public offering and subsequent $20 billion stock split off of Synchrony Financial. Mr. Mamik pursued acquisitions globally as part of GE Capital’s expansion and led some of the largest transactions in specialty finance. While at GE Capital, Mr. Mamik also had senior executive experience in capital allocation, strategy, and finance across consumer and commercial lending. Mr. Mamik serves on several boards including Fairstone Financial, Inc., CreditShop Holdings LLC, and Deephaven Mortgage LLC. Mr. Mamik received a bachelor’s degree in accounting and a master’s in business from Monash University in Australia. He is qualified as a member of the Institute of Chartered Accountants in Australia.
Mr. Mamik’s extensive experience in the consumer finance industry, private equity experience, and familiarity with the Company led to his nomination to the Board.
Richard A. Smith, age 66
Director of the Company since 2018; Chair of the NCG Committee and member of the Audit Committee
Mr. Smith is the retired Chairman, Chief Executive Officer, and President of Realogy Holdings Corp. (“Realogy”), which at the time of his retirement was a global leader in residential real estate franchising with company-owned real estate brokerage operations, as well as relocation, title, and settlement services. Prior to his retirement in December 2017, Mr. Smith led Realogy’s business operations for 21 years. Under Mr. Smith’s leadership, Realogy was recognized as one of the World’s Most Ethical Companies by Ethisphere Institute for seven consecutive years. In 2012, the Company completed one of the largest initial public offerings of the year, and in 2014, it acquired ZipRealty Inc. to leverage its innovative technology platform across Realogy’s franchise brands and company-owned brokerage operations in the United States.
Mr. Smith is a former member of the Business Roundtable, an association of chief executive officers of leading U.S. companies, a former commissioner on the Bipartisan Policy Center’s Housing Commission, and previously served on the executive committee of the Policy Advisory Board for Harvard University’s Joint Center for Housing Studies. Mr. Smith was a member of the board of directors of Total Systems Services, Inc, a NYSE-listed company headquartered in Columbus, Georgia prior to its 2019 merger with Global Payments Network, a NYSE-listed company headquartered in Atlanta, Georgia. Mr. Smith is also a member of the board of directors of W.C. Bradley Companies, a privately held company headquartered in Columbus, Georgia. Mr. Smith earned his B.S. degree from Columbus State University and received his M.S. degree from Troy State University.
Mr. Smith’s experience and success as a chief executive officer of a public company led to his nomination to the Board.
Valerie Soranno Keating, age 56
Director of the Company since 2018; Chair of the Compliance Committee
Ms. Soranno Keating has been senior advisor to a number of private equity firms in the U.S. and Europe since 2017. From November 2009 through May 2015, she was the Chief Executive Officer of Barclaycard, the global payments division of Barclays PLC (“Barclays”), with $60 billion in assets and over 30 million customers throughout the U.S., Europe, and South Africa. Businesses in the Barclaycard portfolio included consumer credit, charge and prepaid cards, digital and in-store sales finance, commercial payments, online personal loans, online deposits, digital merchant offers, wearable payment devices, and merchant acquisition. Before joining Barclays, Ms. Soranno Keating held a variety of executive positions at American Express Company from May 1993 through May 2009 including President Travelers Cheques & Prepaid Services, Executive Vice President Global Commercial Services, Executive Vice President Global Merchant Services, Emerging Global Businesses & Network Expansion, and Vice President Corporate Strategic Planning. Prior to that, she was a management consultant at Kearney, Inc. from September 1985 through July 1991 and at the Amherst Group Limited from July 1991 through May 1993. Ms. Soranno Keating has served on a number of boards including American Express Incentive Services from June 2001 through July 2007, Travelers Cheques Associates Ltd. from June 2002 through July 2007, Junior Achievement International from January 2003 through June 2009, Harbor Payments, Inc. from May 2008 through June 2009, Barclays Bank of Delaware as Chairman of the Board from January 2010 through August 2015, Visa Europe from October 2011 through August 2015, Apexx Fintech Limited since July 2017, CPI Card Group Inc. since May 2018, and Engage People since August 2018. Ms. Soranno Keating holds a B.S. degree in business administration from Lehigh University. She brings to the Board over 20 years of experience in both executive and board roles across a broad spectrum of lending and payments and related businesses.
Ms. Soranno Keating’s success as the Chief Executive Officer of Barclaycard, as well as her many years of experience in and knowledge of the consumer finance industry, led to her nomination to the Board.

EXECUTIVE OFFICERS
Executive officers are chosen by and serve at the discretion of the Board. Set forth below is information pertaining to our executive officers as of March 26, 2020:
Name	Age	Title
Douglas H. Shulman	53	President and Chief Executive Officer
Micah R. Conrad	48	Executive Vice President and Chief Financial Officer
Rajive Chadha	55	Executive Vice President and Chief Operating Officer
Douglas H. Shulman
Director, President and Chief Executive Officer
Please see Mr. Shulman’s biographical information above under the heading “Proposal 1: Election of Directors—Class II Directors—Terms expire in 2021.”
Micah R. Conrad
Executive Vice President and Chief Financial Officer
Mr. Conrad was appointed as interim Chief Financial Officer on March 26, 2019 and as Executive Vice President and CFO on April 25, 2019. Mr. Conrad has served as Executive Vice President of the Company since March 2017 and as Senior Vice President of the Company from November 2015 through March 2017. Prior to that, Mr. Conrad served as Chief Financial Officer of OneMain Financial Holdings, Inc. (a consumer finance lender) from 2013 until November 2015, when it was acquired by the Company (then known as Springleaf Holdings, Inc.) from CitiFinancial Credit Company. Before taking his position at OneMain Financial Holdings, Inc., Mr. Conrad was a managing director at Citigroup (a global banking institution) and served in a variety of senior finance roles within Citi Holdings, Global Wealth Management and Institutional Clients Group. Mr. Conrad also serves as a director, Executive Vice President, and Chief Financial Officer of Springleaf Finance Corporation (“SFC”), a wholly owned direct subsidiary of OMH.
Rajive Chadha
Executive Vice President and Chief Operating Officer
Mr. Chadha was appointed as Executive Vice President and Chief Operating Officer (“COO”) on June 24, 2019. Mr. Chadha previously served as Executive Vice President, Head—Consumer Bank Products & Origination Partnerships at Regions Bank, the banking subsidiary of Regions Financial Corporation, since 2015. From 2013 to 2015, he was Head of Strategic Initiatives—Payments & Banking at Discover. Mr. Chadha was President of Diners Club International Ltd., a subsidiary of Discover, from 2008—2012. Before that, he spent approximately 20 years at Citigroup Inc. (a global banking institution) and held a number of positions, including President of the North America Auto Finance Division, Retail Mortgage Head, and Chief Operating Officer of the Consumer Lending Division, where he managed the home equity and personal loans business. Mr. Chadha holds a Master of Business Administration degree from the Indian Institute of Management, Ahmedabad, India and a Bachelor of Arts (Honors) degree in Economics from St. Stephen’s College, Delhi, India.

Former Executive Officers
Scott T. Parker, age 53
Former Executive Vice President and Chief Financial Officer
Mr. Parker served as our Executive Vice President and Chief Financial Officer from November 2015 until his resignation effective March 26, 2019. Mr. Parker previously served as Executive Vice President and Chief Financial Officer of CIT Group Inc. (“CIT”) (a commercial finance company) from July 2010 to November 2015. Prior to CIT, Mr. Parker served as Chief Operating Officer and Chief Financial Officer of Cerberus Operations and Advisory Company LLC, an affiliate of Cerberus Capital Management, LP (“Cerberus”) (a private investment firm). Before joining Cerberus in 2006, Mr. Parker spent 17 years in various financial leadership roles within the industrial and financial services businesses at General Electric Company, most recently as the Chief Financial Officer for GE Capital Solutions. Prior to GE Capital Solutions, Mr. Parker was Chief Financial Officer of GE Corporate Financial Services.
Robert Hurzeler, age 58
Former Executive Vice President and Chief Operating Officer
Mr. Hurzeler joined us in January 2014 and most recently served as Executive Vice President and Chief Operating Officer. He resigned all positions with the Company effective May 31, 2019. Mr. Hurzeler previously served as our Executive Vice President, Auto Lending and Centralized Operations. Prior to joining the Company, he served as the Chief Operating Officer for Global Lending Services (an automotive subprime lender) from June 2012 until January 2014. Mr. Hurzeler was with Wells Fargo & Company (“WFC”) (a diversified financial services company) from 1986 to June 2012, where he last served as head of Wells Fargo Auto Finance (since 2008), an auto lender and subsidiary of WFC.
John C. Anderson, age 61
Former Executive Vice President and General Counsel
Mr. Anderson served as Executive Vice President and General Counsel from July 23, 2019, until his resignation effective January 2, 2020. He previously served as Executive Vice President, Legal, Compliance, and Operational Risk from February 10, 2017 until July 23, 2019, as Executive Vice President from August 1, 2016 to February 10, 2017, and as Executive Vice President, Capital Markets from October 9, 2013 to August 1, 2016. Prior to joining the Company, Mr. Anderson was Managing Director for Royal Bank of Scotland (“RBS”) located in Stamford, Connecticut. Mr. Anderson’s last role at RBS was Managing Director in the Asset Backed and Principal Finance Department. Prior to that, Mr. Anderson held roles of increasing responsibilities for predecessor entities Greenwich Capital Markets, Inc. and RBS Greenwich Capital for more than 20 years.

EXECUTIVE COMPENSATION
Compensation Committee Report
The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis set forth below with management and, based upon such review and discussion, recommended to the Board that the Compensation Discussion and Analysis set forth below be included in the Company’s Proxy Statement and incorporated by reference in the 2019 Annual Report.
Compensation Committee of the Board of Directors
Matthew R. Michelini, Chairman
Roy A. Guthrie
Aneek S. Mamik
Compensation Discussion and Analysis
In this section, we discuss our compensation philosophy and describe the compensation for our President and CEO and our other “named executive officers” within the meaning of Item 402 of Regulation S-K (together, the “NEOs”). We explain how our Board’s Compensation Committee (referred to as the “Committee” in this section) determines compensation for our NEOs and its rationale for 2019 compensation decisions.
The following individuals are our 2019 NEOs:
Name	Title
Douglas H. Shulman	President and Chief Executive Officer
Micah R. Conrad	Executive Vice President and Chief Financial Officer(1)
Rajive Chadha	Executive Vice President and Chief Operating Officer(2)
John C. Anderson	Former Executive Vice President and General Counsel(3)
Scott T. Parker	Former Executive Vice President and Chief Financial Officer(1)
Robert A. Hurzeler	Former Executive Vice President and Chief Operating Officer(2)
(1)
On March 26, 2019, Mr. Conrad was appointed interim CFO upon Mr. Parker’s resignation as Executive Vice President and CFO, effective as of such date. Mr. Conrad was appointed CFO on April 25, 2019.

(2)
Mr. Chadha was appointed COO, effective June 24, 2019, following Mr. Hurzeler’s resignation as Executive Vice President and COO, effective May 31, 2019.

(3)
Mr. Anderson resigned as Executive Vice President and General Counsel effective January 2, 2020 but remained an employee of the Company through February 21, 2020.

Executive Summary
Overview
Our executive compensation program is designed to align with our business strategy and to reward achievement of financial targets and effective strategic leadership—key elements in building sustainable value for our stockholders. We benchmark our executive compensation decisions against a relevant group of peer companies (the “Peer Group”)—all of which we believe are potential competitors for the national caliber of executive talent required to manage a large, decentralized, multi-state consumer finance lender.
In 2019, we made a number of changes to our program to further emphasize long-term performance. We increased the portion of overall incentive compensation allocated to equity through awards of restricted stock units, or RSUs, that are service-based (vesting over time based on continued service) and RSUs that are performance-based (vesting based on the achievement of pre-established performance goals and continued service). We also made one-time three-year performance-based cash awards and one-time cash-settled stock-based awards to certain of our executives to further link our executives’ compensation to the long-term interests of the Company. We believe these one-time awards provide appropriate incentives to further align the interests of our stockholders and our executives by correlating realized pay to our short-term and long-term performance. The change to our executive incentive pay practices described above resulted in the following incentive compensation mix:
Annual Incentive		Long-Term Incentive
Cash Incentive	Service-based RSUs (service vesting)	Performance-based RSUs (performance and service vesting)
1/3	1/3	1/3
2019 Achievements
2019 was a strong year for the Company. We generated strong earnings growth and substantial capital in 2019. Credit losses were in line with our expectations, our portfolio yield improved, we grew our net finance receivables while increasing the mix of secured loans in our portfolio, and we strengthened our balance sheet. Our 2019 net income and fully diluted earnings per share for the full year of  $855 million and $6.27, respectively, under U.S. generally accepted accounting principles (“GAAP”) represents more than a 91% increase over 2018 GAAP net income and earnings per share. We also exceeded the majority of the following performance targets under our annual incentive program:
•
Consumer & Insurance (“C&I”) Adjusted Net Income: $916 million(1)

•
C&I Unlevered Return on Receivables (“RoR”) (%): 13%(1)

•
C&I Net Charge Offs: $1,028 million(1)

•
Segment Expenses (Excluding Deferred Acquisition Costs/Other Adjustments): $1,413 million(1)

(1)
Non-GAAP Financial Measures. See “Our 2019 Executive Compensation Program in Detail—Annual Incentive Compensation” below.

Our Annual Compensation Program
Our annual NEO compensation program consisted of the following principal components:
•
Base salary

•
Cash incentive (paid in a lump sum)

•
RSUs (service-based vesting)

•
Performance-based RSUs (vesting based on performance and continued service for a three-year performance period)

Base salaries for each of our NEOs are designed to provide a competitive base pay using data from our Peer Group, discussed below, and input from the Compensation Committee’s independent compensation consultant. The target cash awards and service-based RSU awards tie payouts to the achievement of annual financial performance metrics and individual contributions. For 2019, the financial metrics and strategic objectives for annual incentive awards were C&I Adjusted Net Income, C&I Net Charge Offs, C&I Unlevered RoR (%), and Segment Expenses (Excluding Deferred Acquisition Costs/Other Adjustments). Qualitative factors considered by the Committee include its assessment of the achievement of specified, pre-established, strategic objectives. Each of the financial metrics were separately weighted and together comprised 60% of the total annual incentive targets. Achievement of qualitative objectives represented the remaining 40% of the total annual incentive targets.
Economic Earnings.   The performance-based RSU awards may be earned upon the attainment of three-year cumulative performance goals based upon achievement of  “economic earnings” as described below under “—Our 2019 Executive Compensation Program in Detail—Economic Earnings.” For these performance-based RSUs, performance will be assessed based on Economic Average Unlevered Return (%) and Economic Average Diluted EPS Growth. The Committee retained discretion to adjust the metrics down if the GAAP Net Charge Off  (%) exceeds 7.0% in any one calendar year during 2019-2021. Economic Average Unlevered Return (%) is weighted 33% and Economic Average Diluted EPS Growth is weighted 67%.
We believe the compensation-related actions that we undertook in 2019 are consistent with our pay-for-performance philosophy, while appropriately balancing risk and reward without exposing the Company to imprudent or undue risk-taking.
Our Executive Compensation Governance Practices and Policies
We are committed to sound executive compensation governance policies and practices, as highlighted below:
Review of Pay Versus Performance
✓
The Committee regularly reviews the relationship between executive pay and Company performance.

No Repricing
✓
The OneMain Holdings, Inc. Amended and Restated 2013 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) does not permit the repricing of stock options or stock appreciation rights without stockholder approval.

Compensation Benchmarking
✓
We use compensation data compiled from a group of publicly traded peer companies in the diversified financial services industries (including banking, consumer finance and thrifts, and mortgage finance), as well as the specialty retail and IT services industries.

No Hedging of Shares
✓
Our insider trading policy prohibits all our employees, including executive officers, and directors from engaging in hedging or short-term speculative trading of our securities, including, without limitation, short sales or put or call options involving our securities or other derivative securities, subject, in the case of certain forms of hedging or monetization transactions (such as zero-cost collars and forward sale contracts) to pre-clearance of such transactions by the General Counsel.

Restrictive Covenants
✓
Our executive officers, including our NEOs, are subject to restrictive covenants upon separation from the Company, including non-solicitation and non-disclosure obligations. Mr. Shulman is also subject to non-competition covenants upon separation from the Company under his employment agreement. The cash-settled stock-based awards made to Messrs. Conrad, Chadha, and Anderson include a 12-month non-competition obligation upon separation from service. The OneMain Holdings, Inc. Executive Severance Plan (the “Executive Severance Plan”) also includes a 12-month non-competition obligation for Executive Vice Presidents.

Independent Compensation Consultants
✓
During 2019, the Committee engaged F.W. Cook & Co., Inc. (“F.W. Cook”) as its independent compensation consultant, replacing the prior independent compensation consultant, Pearl Meyer & Partners LLC (“Pearl Meyer”). Both Pearl Meyer and F.W. Cook were retained directly by the Committee and perform no other services for the Company.

Compensation Clawbacks
✓
We maintain a policy to recover incentive-based awards from our executive officers for the three-year period prior to any accounting restatement that would have resulted in a lower payment because of the restated results.

Review of Compensation Peer Groups
✓
Our Peer Group is reviewed periodically by the Committee to evaluate whether it remains a relevant and appropriate comparison for our executive compensation program. In 2019, we did not make any changes to our Peer Group.

Stock Ownership Policies
✓
We maintain stock ownership policies applicable to our executive officers and directors. Our executive officer stock ownership policy requires our CEO to hold shares of our common stock with a value equal to five times his annual base salary and each of our other executive officers to hold shares of common stock with a value equal to three times their respective annual base salaries. Our director stock ownership policy requires our independent directors to hold shares of Company common stock equal to at least three times the annual cash retainer fees they receive.

No Excise Tax Gross-Ups
✓
We do not provide gross-up payments to offset any “golden parachute” excise taxes potentially incurred by our executives in connection with a change in control.

What Guides Our Executive Compensation Program?
Philosophy and Objectives of Our Executive Compensation Program
Our objective is to provide a market-based total compensation program tied to performance and aligned with the interests of our stockholders. We view compensation practices as a means for communicating our goals and standards of conduct and performance and for motivating and rewarding employees in relation to their achievements.
We observe the following guiding principles in setting executive compensation:
•
Hire and retain top-caliber executives: Executive officers should have base pay and employee benefits that are market competitive and that permit us to hire and retain high-caliber individuals at all levels necessary to deliver sustained high performance to our stockholders and customers.

•
Pay-for-performance: A significant portion of the total compensation of our executive officers should be linked to the achievement of long-term Company performance objectives and strategies.

•
Align compensation with stockholder interests: The interests of our executive officers should be aligned with those of our stockholders through the risks and rewards of ownership of Company common stock.

•
Discourage imprudent risk-taking: We include multiple performance metrics over long-term and short-term periods and avoid over-emphasizing any one metric or goal.

•
Provide limited perquisites: Perquisites for our executive officers are minimized and limited to items that serve a reasonable business purpose.

•
Reinforce succession planning process: The overall compensation program for our executive officers should reinforce our succession planning process by providing competitive total compensation necessary to attract, motivate, and retain key executive talent.

How We Make Compensation Decisions
Role of the Compensation Committee
The Committee is responsible to our Board for overseeing the development and administration of our compensation and benefits policies and programs. The Committee, which consists of three independent directors, is responsible for the review and approval of all aspects of our executive compensation program.

The Committee is responsible for evaluating annually the performance of our CEO and determining and approving our CEO’s compensation based on such evaluation. Additionally, the Committee is responsible for the following, among its other duties:
•
Reviewing and approving executive incentive goals and objectives relevant to compensation;

•
Evaluating individual performance results in light of these goals and objectives;

•
Evaluating the competitiveness of each executive officer’s total compensation package; and

•
Approving any changes to the total compensation package, including, but not limited to, base pay and annual and long-term incentive award opportunities.

The role of the Committee is described in detail in the Compensation Committee Charter, which is available under the Corporate Governance tab in the Investor Relations section of our website at http://investor.onemainfinancial.com. The Committee is supported in its work by our Executive Vice President, Chief Human Resources Officer, her staff, and the Committee’s independent compensation consultant, as described below.
Role of the Chief Executive Officer
The CEO, working with management, makes recommendations to the Committee regarding executive compensation structure, metrics, and goals. Our CEO, however, does not make any recommendations with respect to his own compensation.
Role of the Chief Risk Officer
In reviewing proposed incentive compensation programs for our executive officers and other employees, the Committee attempts to balance the business risks inherent in the program design with its compensation objectives to evaluate whether such program design encourages responsible investment of our resources and does not unintentionally encourage or reward imprudent risk-taking. After a review of our compensation plans by our Chief Risk Officer, who briefed the Committee at its meeting in October 2019, the Committee concluded that our compensation plans were well defined and well documented and that our incentive compensation plans are not unbalanced such that they encourage excessive or unnecessary risk-taking that would endanger the reputation or financial well-being of the Company.
Role of the Compensation Consultant
In 2019, the Committee retained F.W. Cook as its independent executive compensation consultant, replacing its former compensation consultant, Pearl Meyer. F.W. Cook reports directly to the Committee, and the Committee may replace its compensation consultant or hire additional consultants at any time. A representative of F.W. Cook attends meetings of the Committee, when requested, and communicates with the Committee Chair between meetings. The Committee has assessed the independence of F.W. Cook and Pearl Meyer pursuant to the NYSE rules, and the Committee has concluded that the work performed by these consultants for the Committee during 2019 did not raise any conflicts of interest.
F.W. Cook and Pearl Meyer provided various executive compensation services to the Committee pursuant to consulting agreements with the Committee. Generally, these services included advising the Committee on the principal aspects of our executive compensation program and evolving industry practices and providing market information and analysis regarding the competitiveness of our program design and our award values in relationship to performance. Neither Pearl Meyer nor F.W. Cook provided additional services to us in 2019.
Compensation Peer Group
The Committee uses compensation data compiled from a group of publicly traded peer companies in the diversified financial services industries (including banking, consumer finance, thrifts, and mortgage finance), as well as the specialty retail and IT services industries. The Committee periodically reviews and updates the Peer Group, as necessary, upon the recommendation of its independent compensation consultant.

The companies listed below represent our 2019 Peer Group, which did not change as compared to the Peer Group used to evaluate 2018 compensation decisions. We believe our 2019 Peer Group represents the industries with which we currently compete for executive talent, and also includes our principal business competitors.
Peer Group	Industry
Aaron’s Inc.	Specialty Retail
Alliance Data Systems Corporation	IT Services
Credit Acceptance Corporation	Consumer Finance
Commerce Bancshares, Inc.	Banking
CIT Group Inc.	Banking
Comerica Incorporated	Banking
Dollar Tree, Inc.	Multiline Retail
Fidelity National Information Services, Inc.	IT Services
Huntington Bancshares Incorporated	Banking
LendingClub Corporation	Consumer Finance
Navient Corporation	Consumer Finance
Mr. Cooper Group Inc.	Thrifts and Mortgage Finance
Santander Consumer USA Holdings Inc.	Consumer Finance
SLM Corporation	Consumer Finance
Synchrony Financial	Consumer Finance
The Western Union Company	IT Services
Use of Competitive Data
The Committee relies on various sources of compensation information to determine the competitive market for our executive officers, including the NEOs. To assess the competitiveness of our executive compensation program, we (together with our compensation consultant) analyze Peer Group compensation data obtained from peer company proxy materials as well as compensation and benefits survey data provided by national compensation consulting firms. As part of this process, we measure our program’s competitiveness by comparing relevant market data against actual pay levels within each compensation component and in the aggregate for each executive officer position. We also review the mix of our compensation components with respect to fixed versus variable, short-term versus long-term, and cash versus equity-based pay. This information is then presented to the Committee for its review and use.
The Committee generally compares the compensation of each NEO in relation to the 50th and 75th percentiles of the Peer Group for similar positions. In addition, the Committee considers various factors such as Company performance relative to the Peer Group, the unique characteristics of the individual’s position, and any succession and retention considerations, which may result in the NEO being compensated above or below the 50th to 75th percentile range.

Components of Our 2019 Executive Compensation Program
The following table presents the principal components and the purpose of each component of our 2019 executive compensation program, excluding special one-time awards:
Pay Element	Compensation Type	Description	Portion of Variable	Purpose
Base Salary	Cash	Fixed compensation that recognizes individual responsibilities, performance, and leadership capabilities	N/A	Competitive base pay to help attract and retain executive talent.
Annual Bonus	Cash	Variable incentive compensation that ties payouts to the achievement of annual financial performance metrics and individual contributions • Scorecard assessment determines value	1/3	Designed to link incentives to long-term stockholder value creation with short-term incentive metrics evaluated annually for alignment with Company strategy.
Equity — Restricted Stock Units
Variable incentive compensation that ties payouts to the achievement of annual financial performance metrics and individual contributions
•
Scorecard assessment determines number of shares granted

•
Vest ratably based on continued service

•
Ultimate value based on Company total stockholder return

1/3
Designed to link incentives to long-term stockholder value creation with short-term incentive metrics evaluated annually for alignment with Company strategy.
Designed to forge a direct link between executive and stockholder interests by transforming executives into stockholders.
Aids in executive retention.

Long-Term Incentives	Equity — Performance- Based RSUs
Target incentive determines number of shares granted
•
RSUs earned based on Economic Average Unlevered Return (%) and Economic Average Diluted EPS Growth (weighted 33% and 67%, respectively) and continued service over fiscal years 2019-2021

•
Ultimate value based on Company total shareholder return

1/3
Establishes an equity component of total compensation that extends the executive’s decision-making vision beyond the current year to long-term growth and prosperity.
Designed to forge a direct link between executive and stockholder interests by transforming executives into stockholders.
Aids in executive retention.

Benefits		Provides our executives with access to group health and welfare benefit plans and fringe benefit programs.	N/A	Each of our executive officers is eligible to participate in our various group health and welfare benefit plans and fringe benefit programs that are generally available to all employees on a non-discriminatory basis.

Our 2019 Executive Compensation Program in Detail
Base Salary
Base salary is the principal fixed component of our executives’ total direct compensation that establishes a minimum level of cash compensation for our executive officers, including the NEOs. The Committee reviews compensation data provided by its independent compensation consultant that includes the Peer Group in order to determine the overall competitiveness of the NEOs’ total compensation. Adjustments to base salaries are generally made based on market data and individual performance. Base salaries for newly hired or promoted executive officers are generally based on market data, as well as the Company’s historical compensation practices.
The following table shows each NEO’s base salary as of December 31, 2019:
Name	Position	2019 Base Salary(1)
Douglas H. Shulman	President and Chief Executive Officer	$800,000
Micah R. Conrad(2)	Executive Vice President and Chief Financial Officer	$450,000
Rajive Chadha(3)	Executive Vice President and Chief Operating Officer	$450,000
John C. Anderson(4)	Former Executive Vice President and General Counsel	$450,000
(1)
The base salaries of Messrs. Parker and Hurzeler at the time of their termination of employment were $600,000 and $350,000, respectively.

(2)
Mr. Conrad became interim CFO on March 26, 2019 and was formally appointed to the role on April 25, 2019.

(3)
Mr. Chadha was appointed as COO on June 24, 2019.

(4)
Mr. Anderson resigned as Executive Vice President and General Counsel effective January 2, 2020 but remained an employee of the Company through February 21, 2020.

Annual Incentive Compensation
Our executive officers are eligible to receive annual incentive compensation contingent upon the attainment of specific, pre-established financial metrics and strategic objectives relevant to the responsibilities of each such executive officer, which are intended to drive sustainable growth and create long-term stockholder value. We have historically paid out annual incentive awards partially in cash and partially in the form of equity-based instruments, including RSUs. Our use of equity-based instruments in respect of annual awards ties annual performance to the Company’s long-term success by generally basing the magnitude of such payouts on the applicable NEO’s performance during the prior year, as well as making the award contingent upon continued service-based vesting conditions, generally with one-third vesting after it has been determined that the performance goals are achieved and the remaining two-thirds vesting ratably on each of the first and second year thereafter. In 2019, we formalized the equity settlement feature of the annual incentive awards, with half of the payout to be delivered in cash and half to be delivered in service-based RSUs following the conclusion of the performance period.
For 2019, the financial metrics for the annual incentive awards were C&I Adjusted Net Income, C&I Net Charge Offs, Segment Expenses (Excluding Deferred Acquisition Costs/Other Adjustments), and C&I Unlevered RoR (%), each separately weighted and together totaling 60% of the total annual incentive awards. The remaining 40% of the annual incentive awards consisted of qualitative factors considered by the Committee, including its assessment of the achievement of pre-established strategic objectives and the Company’s progress on its strategic priorities.

2019 annual incentive compensation targets were set for each NEO, and a performance range with accompanying variability of compensation was determined for each metric. Pursuant to the terms of the annual incentive program, following the determination of performance, the annual incentive awards were paid in equal amounts of cash and RSUs. The service-based RSUs vest in three equal annual installments, with one-third vesting immediately after the determination that the performance goals have been achieved and the remaining two-thirds vesting ratably on each of the first and second year thereafter.
For 2019, Mr. Shulman was eligible to earn a target award of  $3,666,667 pursuant to his 2018 employment agreement. Messrs. Anderson, Chadha, and Conrad were eligible for target awards of  $900,000, $1,166,667, and $1,233,333, respectively. Possible payouts on annual incentive awards ranged between 0% and 150% of the target level.
In February 2020, the Committee approved payments to Messrs. Shulman, Anderson, Conrad, and Chadha in respect of their annual incentive awards based upon the achievement of financial metrics and the assessment of the achievement of qualitative strategic objectives. In settlement of their respective awards, Messrs. Shulman, Anderson, Conrad, and Chadha received cash payments of  $2,238,500, $549,450, $752,950, and $712,250, respectively, and grants of 54,096, 4,426, 18,195, and 17,212 RSUs in February 2020 with grant date fair values of  $2,320,718, $189,875, $780,566, and $738,395, respectively. Mr. Anderson was granted a fully vested award equal to one-third of his target award prior to his termination of employment in February 2020. Mr. Parker’s annual incentive award with a target value of  $2,900,000 was forfeited upon his resignation as Executive Vice President and CFO effective March 26, 2019.
The financial metrics and strategic objectives achievement results approved by the Committee for the annual incentive awards are reflected in the table below:
				2019 ANNUAL INCENTIVE BONUS
Metric	Target	Actual Result	Payout %	Shulman		Anderson		Chadha		Conrad
				Wt	RESULT	Wt	RESULT	Wt	RESULT	Wt	RESULT
C&I Adj. Net Income	$767	$916	150.0%	25.0%	37.5%	25.0%	37.5%	25.0%	37.5%	25.0%	37.5%
C&I Net Charge Offs	$1,050	$1,028	127.5%	10.0%	12.8%	10.0%	12.8%	10.0%	12.8%	10.0%	12.8%
Segment Expenses (Excluding Deferred Acquisition Costs/Other Adjustments)	$1,405	$1,413	93.3%	10.0%	9.3%	10.0%	9.3%	10.0%	9.3%	10.0%	9.3%
C&I Unlevered ROR (%)	12.2%	13.0%	150.0%	15.0%	22.5%	15.0%	22.5%	15.0%	22.5%	15.0%	22.5%
Financial Metrics Sub-Total				60.0%	82.1%	60.0%	82.1%	60.0%	82.1%	60.0%	82.1%
Qualitative Assessment				40.0%	40.0%	40.0%	40.0%	40.0%	40.0%	40.0%	40.0%
Metrics Total:					122.1%		122.1%		122.1%		122.1%
Target Annual Bonus (Cash + RSUs)					$3,666,667		$900,000		$1,166,667		$1,233,333
Earned Annual Bonus (Cash + RSUs)(1)					$4,477,000		$1,098,900(2)		$1,424,500		$1,505,900
(1)
The price used to determine the number of RSUs granted was $41.38, which was the trailing five-day volume weighted average price on the grant date of February 5, 2020. The value of RSUs granted is computed in accordance with FASB ASC Topic No. 718 (defined below) based on a grant date stock price of  $42.90 multiplied by the number of RSUs granted.

(2)
A portion of this award was forfeited upon Mr. Anderson’s termination of employment on February 21, 2020.

C&I Adjusted Net Income, C&I Net Charge Offs, Segment Expenses (Excluding Deferred Acquisition Costs/Other Adjustments), and C&I Unlevered RoR (%) are non-GAAP financial measures within the meaning of SEC rules. Please refer to pages 52-54 of our 2019 Annual Report filed with the SEC on

February 14, 2020 for a description of C&I Adjusted Net Income. C&I Net Charge Offs represents the aggregate dollar amount of loans charged off in our C&I segment during 2019 less the aggregate dollar amount of monies recovered in our C&I segment during 2019 from loans previously charged off. Segment Expenses (Excluding Deferred Acquisition Costs/Other Adjustments) represents total segment operating expenses during 2019 adjusted for deferred acquisition costs and certain other expenses related to investments, litigation strategy, direct mail, restructuring, and dividend expenses. C&I Unlevered RoR (%) represents Revenues less Operating Expenses divided by Average C&I Net Receivables. Revenues include interest income on finance receivables plus other revenues less insurance policy benefits and claims.
Long-Term Equity Incentive Compensation
In February 2019, the Committee approved performance-based RSU awards with a measurement period of fiscal years 2019-2021. These awards were granted to Messrs. Shulman and Anderson in February 2019. Mr. Conrad’s February 2019 performance-based RSU award was rescinded and replaced by a new award in April 2019 upon his appointment as CFO. Mr. Chadha’s performance-based RSU award was granted in July 2019 upon his appointment as COO. Vesting of the awards is contingent upon the attainment of three-year performance measures. The performance measures established by the Committee in February 2019 were C&I Average Unlevered Return (%) and GAAP Average Diluted EPS Growth.
Economic Earnings
In February 2020, the Committee determined to modify the performance metrics of outstanding long-term awards and adopt a new concept of  “Economic Earnings” for future incentive awards in light of the adoption of the Financial Accounting Standards Board’s Accounting Standard Update (“ASU”) 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which is commonly referred to as “CECL,” effective January 2020. Because CECL changes how companies account for loan losses, the effect of adopting CECL will lead to a significant increase in the Company’s allowance for loan losses, resulting in a disconnect between the performance measures that the Committee established in February 2019 and the Company’s economic results for the performance periods.
Accordingly, the Committee determined that the February 2019 performance goals would no longer appropriately incentivize and reward the NEOs for the Company’s or their individual performance. In February 2020, the Committee modified the performance metrics for the February 2019 long-term awards to the following: Economic Average Unlevered Return on Receivables % (“Economic RoR (%)”), weighted 33%, and Economic Average Diluted EPS Growth (“Economic EPS”), weighted 67%. The Committee believes that Economic RoR (%) and Economic EPS are more representative of the Company’s economic performance. In order to provide flexibility to react to changing economic conditions, the Committee retained discretion to adjust the metrics down if GAAP Net Charge Offs exceed 7.0% in any one fiscal year (2019-2021). The Committee has also approved the use of the new economic earnings measure for the 2020 long-term equity-based incentive awards.
Economic RoR (%) is the simple three year average of the Company’s annual economic unlevered return on receivables percentage, which is defined as GAAP pre-tax income, excluding the impact of changes in the loan loss reserve, interest expense, and intangible amortization, divided by GAAP Average Net Receivables for a given performance year. Economic EPS is the three year average of economic earnings on a fully-diluted per share basis for a given performance year, excluding after-tax impact of changes in the loan loss reserve and intangible amortization.
The following table shows the 2019 target performance-based RSU values based on one-third of the total annual incentive target for each NEO as determined by the Committee:
NEO	2019 PERFORMANCE-BASED RSU TARGET (100% PAYOUT)(1)
Douglas H. Shulman	$1,833,333(2)
Micah R. Conrad	$616,667
Rajive Chadha	$583,333
John C. Anderson	$450,000(3)

(1)
Mr. Parker received an award with a target of  $1,450,000, which was forfeited upon his resignation as Executive Vice President and CFO effective March 26, 2019.

(2)
Mr. Shulman’s target award is determined under his employment agreement.

(3)
This award was forfeited as a result of Mr. Anderson’s termination of employment in February 2020.

Each of the above NEOs received a performance-based RSU award at his respective target incentive amount. Awards will be earned based on actual 2019-2021 performance and will be delivered to the extent earned in the first quarter of 2022. Actual award values may be higher or lower than the target payouts depending on actual performance.
Special One-Time Three-Year Performance-Based Cash and Cash-Settled Stock-Based Incentive Awards
During 2019, in consultation with our independent compensation consultant, we entered into a special one-time, long-term, incentive program to provide separate three-year performance-based awards to our NEOs other than our President and CEO. The special program was motivated by a desire to provide additional incentives to continue to grow the Company following the completion of the Apollo-Värde Transaction (defined below) and the related changes to our Board, and recent additions to executive management. The special one-time incentive awards consist of a target cash payment award established by the Committee based on recommendations made by our President and CEO with a performance period of 2019-2021. Performance levels of the goals were designed to be achievable, but require the coordinated, cross-functional focus and effort of the executives. The cash awards, if any, will be paid in the first quarter of 2022. The target award for Mr. Anderson was $1,250,000; the target award for each of Messrs. Chadha and Conrad was $1,000,000.
The Committee also made one-time grants of cash-settled stock-based awards to Messrs. Anderson, Chadha, and Conrad at an initial base calculation price of  $30 per share. Mr. Anderson received a cash-settled stock-based award with respect to 275,000 shares of the Company’s common stock (in three tranches of 123,750, 96,250, and 55,000 shares); and Messrs. Chadha and Conrad each received cash-settled stock-based awards with respect to 200,000 shares of the Company’s common stock (in three tranches of 90,000, 70,000, and 40,000 shares). The awards are subject to certain vesting conditions relating to the trading price of the Company’s common stock compared to the initial base calculation price and the portion of the Company’s common stock owned by stockholders other than the Acquisition Entity, as well as certain other terms and conditions. The awards are credited with an amount equal to the per share cash dividends paid on our common stock, multiplied by the total number of awards subject to the grant that are outstanding immediately prior to the record date for such dividend. The amounts that are credited to each award are referred to as “dividend equivalents.” The crediting of dividend equivalents is meant to treat the award holders consistently with our stockholders. The dividend equivalents include reductions to the base calculation price of unvested awards and cash payments as follows: an amount equal to 50% of cash dividends is applied to reduce the base calculation price and the remaining 50% of the amount of cash dividend amounts is paid to the award holder as soon as practicable following the date cash dividends are paid to holders of shares of common stock.
In accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”), the grant date fair value of these cash-settled stock-based awards is zero because the satisfaction of the required event-based performance conditions were not considered probable as of the grant date. Accordingly, there is no grant date fair value below or in excess of the assumed value of zero that could be calculated and disclosed.
2020 Annual Incentive Award Metrics
In 2020, the financial metrics for the cash and service-based RSU portions of the annual incentive awards are Economic Earnings, GAAP Net Charge Offs, GAAP Operating Expenses, and Economic Unlevered RoR (%), each separately weighted and together totaling 80% of the total annual incentive awards. The remaining 20% of the annual incentive awards will consist of pre-established qualitative factors considered by the Committee. Economic Earnings represent GAAP Net Income, excluding the after-tax impact of changes in loan loss reserve and intangible amortization. Economic Unlevered RoR (%) represents

GAAP pre-tax income, excluding the impact of changes in the loan loss reserve, interest expense, and intangible amortization, divided by GAAP Average Net Receivables.
Benefits
All of our NEOs are eligible to participate in our general tax-qualified, defined contribution retirement savings 401(k) plan. We match a percentage of each participant’s contributions to the 401(k) plan up to the statutory limits.
Our defined benefit plans include a tax-qualified pension plan (the “Retirement Plan”). The Retirement Plan provides for a yearly benefit based on years of service and average final salary. The Retirement Plan is described below under “—Pension Benefits for 2019.” As of December 31, 2012, which was prior to eligibility for all of our NEOs other than Mr. Anderson, the Retirement Plan was frozen with respect to both salary and service levels to prevent future increases in the benefit liabilities established under the Retirement Plan.
Each of our executive officers is eligible to participate in our various group health and welfare benefit plans and fringe benefit programs that are generally available to all of our employees on a non-discriminatory basis.
Employment Agreements
Employment Agreement with Mr. Shulman
On July 10, 2018, we entered into an employment agreement with Mr. Shulman pursuant to which he began serving as our President and CEO on September 8, 2018 (the “start date”). The terms of the agreement reflect advice from Pearl Meyer, consideration of the terms of Mr. Shulman’s compensation arrangements with his prior employer, and the results of negotiations between the parties to the agreement.
The employment agreement provides Mr. Shulman with an annual base salary of  $800,000 and eligibility for an annual target incentive of  $5,500,000, payable in cash, service-based RSUs, and performance-based RSUs, subject to achievement of performance goals established by the Committee. The cash and service-based RSU portions of the annual target bonus total $3,666,667 payable equally in cash and service-based RSUs. The performance-based RSU portion of the annual incentive bonus of  $1,833,333 is granted annually beginning in 2019 and no later than March 31 of each year. Mr. Shulman did not receive a performance-based RSU grant for 2018. Accordingly, the 2019 grant of performance-based RSUs equaled $1,833,333 plus (i) a pro rata portion of such amount related to the period in 2018 from the start date through December 31, 2018, multiplied by the performance factor under the Company’s 2018 equity program (1.30), and (ii) a pro rata portion of one-third of Mr. Shulman’s target equity incentive at his prior employer. The formula resulted in a performance-based RSU grant in February 2019 with a target value of approximately $3,106,000.
In consideration of the commencement of Mr. Shulman’s employment with the Company, and in part to compensate Mr. Shulman for equity awards forfeited at his prior employer, Mr. Shulman received a one-time equity grant of 84,697 RSUs with an aggregate grant date fair value of  $2,999,968, which vest as follows: 50% vested on December 31, 2018; 25% vested on December 31, 2019; and 25% is scheduled to vest on December 31, 2020.
As provided in the employment agreement, the Committee also approved a one-time grant to Mr. Shulman of cash-settled option awards with respect to 650,000 shares of the Company’s common stock (in three tranches of 300,000, 225,000, and 125,000 shares) at an initial base calculation price of  $33.40 per share that are subject to certain vesting conditions relating to the trading price of the Company’s common stock and the portion of the Company’s common stock owned by stockholders other than the Acquisition Entity, as well as certain other terms and conditions. In July 2019, Mr. Shulman’s cash-settled option award agreement was amended and restated in order to align the treatment of dividend equivalents with that of the cash-settled stock-based awards made to other NEOs in 2019. In accordance with FASB ASC Topic 718, the grant date fair value of this cash-settled option award is zero because the satisfaction of the required event-based performance condition was not considered probable as of the grant date. Accordingly, there is no grant date fair value below or in excess of the assumed value of zero that could be calculated and disclosed.

The employment agreement provides that Mr. Shulman will receive certain payments and benefits in the event of a termination of his employment under specific circumstances as described below under “Potential Payments Upon a Termination or Change in Control For 2019.”
Letter Agreement with Mr. Chadha
In connection with Mr. Chadha’s appointment as Executive Vice President and COO, the Company entered into an offer letter agreement with Mr. Chadha setting forth the terms of his employment and compensation. The terms of the offer letter agreement reflect consideration of the terms of Mr. Chadha’s compensation arrangements with his prior employer and the results of negotiations between the parties to the agreement.
The letter agreement provides that Mr. Chadha will receive an annual base salary of  $450,000 and is eligible for a 2019 annual target incentive of  $1,750,000, with one-third payable in cash and one-third to be granted in RSUs (“Annual RSUs”) (in each case, subject to the achievement of performance goals established by the Committee relating to the 2019 performance period) and the remaining one-third to be granted in performance-based RSUs, with vesting based on performance over the 2019-2021 performance period. The Annual RSUs vest in 2020, 2021, and 2022, and the performance-based RSUs cliff vest after three years upon the attainment of performance objectives for the 2019-2021 performance period. In addition to the annual incentive award, Mr. Chadha received a one-time long-term incentive cash award of  $1,000,000, payment of which is contingent on the achievement of goals established by the Committee for the 2019-2021 performance period, and a one-time grant of cash-settled stock-based awards based on 200,000 shares of the Company’s common stock under the Omnibus Incentive Plan, subject to certain vesting conditions relating to the trading price of the Company’s common stock and the portion of the Company’s common stock owned by stockholders other than the Acquisition Entity, as well as certain other terms and conditions. Mr. Chadha also received certain relocation benefits, including reimbursed commuting expenses, home sale assistance, and home purchase assistance. These amounts are included under the “All Other Compensation” column in the “Summary Compensation Table for 2019” (footnote 5).
In consideration of the commencement of Mr. Chadha’s services to the Company, and in part to compensate Mr. Chadha for deferred compensation awards forfeited at his prior employer, Mr. Chadha also received one-time grant of 18,278 RSUs with an aggregate grant date fair value of  $657,642 that vest over three years.
Consulting Agreement with Mr. Anderson
On December 2, 2019, we announced that Mr. Anderson would be retiring from the Company in 2020. As a result of Mr. Anderson’s many contributions to the Company and to continue to benefit from his assistance during the transition, on February 13, 2020, OMH and one of its subsidiaries entered into a consulting agreement with Mr. Anderson (the “Consulting Agreement”). The Consulting Agreement provides that Mr. Anderson will serve as a consultant to the Company through June 30, 2020, subject to earlier termination under certain circumstances. The consulting fee is $225,000, prorated for any time that Mr. Anderson was still an employee in 2020, plus authorized expense reimbursements. The Consulting Agreement also provides for a lump sum separation payment totaling $825,000, payable on June 30, 2020, provided that Mr. Anderson complies with the terms of the Consulting Agreement, which includes a release of claims and certain restrictive covenants.
Consideration of Most Recent Say-on-Pay Vote
At our 2017 Annual Meeting of Stockholders, our stockholders were provided with the opportunity to cast an advisory vote on the compensation of our NEOs for 2016. Of the votes cast at our 2017 Annual Meeting of Stockholders, the say-on-pay vote yielded approximately 89% approval. Following the vote, we have continued to seek input from our stockholders to understand their views with respect to our approach to executive compensation, and in particular in connection with the Committee’s efforts to tie compensation to performance. At the 2020 Annual Meeting stockholders are again being asked to vote on say-on-pay and will also vote on say-on-pay frequency. See “Proposal 2—Advisory Vote to Approve Named Executive Officer Compensation” and “Proposal 3—Advisory Vote on Frequency of Advisory Votes to Approve Named Executive Officer Compensation.”

Executive Officer Stock Ownership Policy
On July 24, 2017, the Committee approved the Executive Officer Stock Ownership Policy to further align the interests of our executive officers with those of our stockholders by encouraging significant stock ownership in the Company. The policy is administered by the Committee. Pursuant to the policy, our CEO is required to hold shares of Company common stock with a value equal to five times his base salary, and each of our other executive officers is required to hold shares of Company common stock with a value equal to three times base salary. For purposes of determining compliance with such policy at any time, the value of our executive officers’ holdings is determined by multiplying the number of shares held by such executive officer by the average closing price of a share of Company common stock for the previous calendar year. Our executive officers’ holdings include shares held directly by the executive officer, including unvested RSUs, and shares owned indirectly or beneficially by the executive officer. Our executive officers and any other individual who becomes an executive officer after July 24, 2017 will have five years from the date such individual commences service as executive officer to satisfy the requirements of the policy.

Summary Compensation Table for 2019
The table below summarizes information regarding compensation for the years 2017 through 2019, as applicable, for each of our NEOs.
		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Pension Value & Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
Douglas H. Shulman President and Chief Executive Officer	2019	800,000	—	5,426,708	—	2,238,500	—	1,018,191	9,483,399
	2018	215,385	2,193,333	3,000,000	0	317,973	—	24,015	5,750,706
	2017	—	—	—	—	—	—	—	—
Micah R. Conrad Executive Vice President and Chief Financial Officer	2019	409,039	—	1,397,220	0	752,950	—	470,873	3,030,082
	2018	—	—	—	—	—	—	—	—
	2017	—	—	—	—	—	—	—	—
Scott T. Parker(6) Former Executive Vice President and Chief Financial Officer	2019	143,846	—	1,449,990	—	—	—	16,269	1,610,105
	2018	400,000	500,000	2,750,000	—	2,033,600	—	2,124,609	7,808,209
	2017	400,000	—	6,250,000	—	1,863,801	—	11,800	8,525,601
Rajive Chadha Executive Vice President and Chief Operating Officer	2019	190,384	—	1,979,345	0	712,250	—	372,203	3,254,182
	2018	—	—	—	—	—	—	—	—
	2017	—	—	—	—	—	—	—	—
John C. Anderson(6) Former Executive Vice President and General Counsel	2019	430,769	—	932,375	0	549,450	3,556	364,907	2,281,057
	2018	350,000	—	—	—	571,950	—	35,623,731	36,545,681
	2017	350,000	—	—	—	—	2,752	11,394	364,146
Robert A. Hurzeler(6) Former Executive Vice President and Chief Operating Officer	2019	161,538	—	—	—	—	—	12,138	173,676
	2018	350,000	—	1,000,000	—	2,033,600	—	1,068,561	4,452,161
	2017	350,000	—	2,000,000	—	1,863,801	—	15,426	4,229,227
(1)
The amount in this column for Mr. Shulman reflects the $3,105,990 grant date fair value of performance-based RSUs at target with vesting based on performance over the 2019-2021 performance period. This performance-based RSU award for Mr. Shulman consists of his long-term incentive target award with a grant date fair value of  $1,833,330 and a supplemental equity award per his employment agreement with a grant date fair value of  $1,272,660 computed in accordance with FASB ASC Topic No. 718. If achievement at the maximum level of performance had been assumed, the grant date fair value of Mr. Shulman’s performance-based RSUs would have been $4,658,985. The amount in this column for Mr. Shulman also includes RSUs issued in 2020 under the 2019 annual incentive program with a grant date fair value of  $2,320,718. The amount in this column for Mr. Chadha reflects a replacement RSU award per his letter agreement with a grant date fair value of  $657,642 and the grant date fair value of performance-based RSUs of  $583,308, computed in accordance with FASB ASC Topic No. 718, with vesting based on performance over the 2019-2021 performance period. If achievement at the maximum level of performance had been assumed, the grant date fair value of Mr. Chadha’s performance-based RSUs would have been $874,962. The amount in this column for Mr. Chadha also includes RSUs issued in 2020 under the 2019 annual incentive program with a grant date fair value of  $738,395. The amount in this column for 2019 for Mr. Parker represents the grant date fair value of performance-based RSUs of  $1,449,990 computed in accordance with FASB ASC Topic No. 718. If achievement at the maximum level of performance had been assumed, the grant date fair value of Mr. Parker’s 2019 performance-based RSUs would have been $2,174,985. The performance-based RSUs subject to this grant were forfeited upon Mr. Parker’s resignation as Executive Vice President and CFO effective on March 26, 2019. The amount in this column for Mr. Conrad reflects the grant date fair value of performance-based RSUs of  $616,654 computed in accordance with FASB ASC Topic No. 718. If achievement at the maximum level of performance had been assumed, the grant date fair value of Mr. Conrad’s performance-based RSUs would have been $924,981. The amount in this column for Mr. Conrad also includes RSUs issued in 2020 under the 2019 annual incentive program with a grant date fair value of  $780,566. The amount in this column for Mr. Anderson reflects the grant date fair value of performance-based RSUs of  $450,000. If achievement at the maximum level of performance had been assumed, the grant date fair value of Mr. Anderson’s performance-based RSUs would have been $675,000. These performance-based RSUs were forfeited upon Mr. Anderson’s termination of employment in February 2020. The amount in this column for Mr. Anderson also includes RSUs issued in 2020 under the 2019 annual incentive program with a grant date fair value of $189,875 and additional RSUs with a grant date fair value of  $292,500 based on 2018 performance. The RSUs granted in partial payment of the annual incentive program awards vest in three equal annual installments following the grant date based on continued service, with one-third vesting on February 20, 2020 and the remaining two-thirds vesting ratably on each of the first and second year thereafter, except in the case of Mr. Anderson whose partial award vested in full on February 20, 2020. The performance-based RSUs cliff vest after three years based upon the attainment of performance objectives established by the Committee for the 2019-2021 performance period. For a summary of the assumptions used in the valuation of these equity-based awards, please see note 18 to our audited consolidated financial statements included in the 2019 Annual Report.
(2)
The grant date fair value for the cash-settled option award granted to Mr. Shulman in 2018 and the cash-settled stock-based awards granted to Messrs. Anderson, Conrad, and Chadha during 2019 are calculated based on the probable satisfaction of the performance conditions for such awards as of the date of grant. In accordance with FASB ASC Topic 718, the grant date fair values of the awards are zero because the satisfaction of the required event-based performance conditions was not considered probable as of the grant date. Because the vesting condition is considered a market condition under FASB ASC Topic 718, there is no grant date fair value below or in excess of the amount reflected in the table above for 2019 for Messrs. Conrad, Chadha, and Anderson that could be calculated and disclosed.

(3)
The amounts in this column reflect the cash awards made in 2019 under the annual incentive program. The annual incentive program targets were set to align the executives’ compensation with Company performance.

(4)
Mr. Anderson is the only NEO who was eligible to participate in the Retirement Plan before it was closed to new participants on December 31, 2012. The change in the pension value for Mr. Anderson for 2019 was $3,556. The amounts were calculated using discount rates of 3.09%, 4.13%, and 3.50% for the Retirement Plan as of December 31, 2019, 2018, and 2017, respectively.

(5)
The amounts shown in this column include the following:

Name	Year $	401(k) Match $	Dividend Equivalents(a) $	Other Compensation(b) $	Total All Other Compensation $
Douglas H. Shulman	2019	11,200	1,005,439	1,552	1,018,191
Micah R. Conrad	2019	11,200	272,819	186,854	470,873
Scott T. Parker	2019	11,000	4,791	478	16,269
Rajive Chadha	2019	—	270,265	101,938	372,203
John C. Anderson	2019	1,615	362,500	792	364,907
Robert A. Hurzeler	2019	11,200	—	938	12,138
(a)
The values in this column represent dividend equivalent payments during 2019 in respect of performance-based RSUs held by our NEOs, as well as cash-settled stock-based awards held by Messrs. Conrad, Chadha, and Anderson and the cash-settled option award held by Mr. Shulman.

(b)
The values in this column represent employer-paid health spending account contributions and fringe benefit imputed income pursuant to group health and welfare benefit programs that are available generally to all employees. For Mr. Conrad, the amount in this column also includes $185,494 in reimbursed relocation costs in connection with his appointment as CFO in April 2019. For Mr. Chadha, the amount in this column also includes $101,156 in reimbursed relocation costs as per the terms of his letter agreement in connection with his hire in 2019. The reimbursed relocation expenses were valued on the basis of the amount directly reimbursed to the executive officer.

(6)
Mr. Parker resigned as Executive Vice President and CFO effective on March 26, 2019. Mr. Hurzeler resigned as Executive Vice President and COO effective on May 31, 2019. Mr. Anderson resigned as Executive Vice President and General Counsel effective January 2, 2020.

Grants of Plan-Based Awards for 2019
The table below summarizes information regarding grants of plan-based awards to our NEOs during 2019.
	Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise of Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)(1)	(#)	($/Sh)	($)(2)
Douglas H. Shulman	2/5/19(3)	916,667	1,833,333	2,750,000	—	—	—	—	—	—	—
	2/5/19(4)	—	—	—	51,767	103,533	155,300	—	—	—	3,105,990
	2/5/19	—	—	—	—	54,096(5)	—	—	—	—	2,320,718
Micah R. Conrad	4/25/19(3)	308,334	616,667	925,001	—	—	—	—	—	—	—
	4/25/19(4)	—	—	—	9,128	18,255	27,383	—	—	—	616,654
	4/25/19	—	—	—	—	18,195(5)	—	—	—	—	780,565
	7/26/19(6)	—	—	—	—	200,000	—	—	—	30.00	0
	7/26/19(7)	—	1,000,000	—	—	—	—	—	—	—	—
Scott T. Parker	2/5/19(4)	—	—	—	24,167	48,333	72,500	—	—	—	1,449,990
Rajive Chadha	7/26/19(3)	291,667	583,333	875,000	—	—	—	—	—	—	—
	7/26/19	—	—	—	—	—	—	18,278	—	—	657,642
	7/26/19(4)	—	—	—	8,106	16,212	24,318	—	—	—	583,308
	7/26/19	—	—	—	—	17,212(5)	—	—	—	—	738,395
	7/26/19(6)	—	—	—	—	200,000	—	—	—	30.00	0
	7/26/19(7)	—	1,000,000	—	—	—	—	—	—	—	—
John C. Anderson	2/5/19(3)	225,000	450,000	675,000	—	—	—	—	—	—	—
	2/5/19(4)	—	—	—	7,500	15,000	22,500	—	—	—	450,000
	2/5/19	—	—	—	—	4,426(5)	—	—	—	—	189,875
	2/5/19	—	—	—	—	—	—	9,750	—	—	292,500
	7/26/19(6)	—	—	—	—	275,000	—	—	—	30.00	0
	7/26/19(7)	—	1,250,000	—	—	—	—	—	—	—	—
Robert A. Hurzeler	—	—	—	—	—	—	—	—	—	—	—

(1)
For Mr. Chadha, the amount represents a replacement equity award per his letter agreement of 18,278 RSUs with a grant date fair value of  $657,642 that vest over three years beginning on April 20, 2020. For Mr. Anderson, the amount in this column represents an award of 9,750 RSUs with a grant date fair value of  $292,500 of which 3,250 shares vested on February 20, 2019 and 3,250 shares vested on February 20, 2020. The remaining 3,250 RSUs were forfeited upon Mr. Anderson’s termination of employment on February 21, 2020.

(2)
Amounts reported in this column are calculated in accordance with FASB ASC Topic 718 based on the probable achievement of the underlying performance conditions. For a summary of the assumptions used in the valuation of these equity-based awards, please see note 18 to our audited consolidated financial statements included in our 2019 Annual Report for the year ended December 31, 2019. The grant date fair value for cash-settled stock-based awards made to Messrs. Anderson, Conrad, and Chadha granted during 2019 based on the probable satisfaction of the performance conditions for such awards as of the date of grant is zero because the satisfaction of the required event-based performance conditions was not considered probable as of the grant date. Because the vesting condition is considered a market condition under FASB ASC Topic 718, there is no grant date fair value below or in excess of the amount reflected in the table above for 2019 for Messrs. Conrad, Chadha, and Anderson that could be calculated and disclosed.
(3)
Represents 2019 cash awards under the annual incentive program. The annual incentive program targets for the 2019 performance year for Mr. Shulman were approved in connection with the negotiation of his employment agreement in 2018. The annual incentive program targets for Mr. Anderson were approved in February 2019 for the 2019 performance year. The annual incentive program targets for Messrs. Conrad and Chadha were approved in April 2019 and July 2019, respectively, for the 2019 performance year. Based on the achievements of Messrs. Conrad, Chadha and Anderson under the terms of their annual incentive program awards, the Committee approved cash payouts as reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2019 above for Messrs. Conrad, Chadha, and Anderson. Neither of Messrs. Parker nor Hurzeler were eligible for annual incentive program awards because they resigned during the 2019 performance year. For Mr. Shulman, the amounts represent annual target awards provided under his employment agreement based on achievement of quantitative and qualitative goals as determined by the Committee and are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2019 above.

(4)
Represents performance-based RSUs granted in 2019. The performance-based RSU awards will fully vest in the first quarter of 2022, to the extent earned, based upon actual achievement of quantitative goals as determined by the Committee and as further described in the Compensation Discussion and Analysis. During the performance period, recipients receive dividend equivalent payments with respect to the underlying performance-based RSUs.

(5)
Represents the service-based RSUs granted under the 2019 annual incentive program. The amount reported in this table represents the RSUs that were issued in 2020 following the determination of 2019 performance, but which were deemed granted in 2019 for accounting purposes. The RSUs vest in three equal annual installments, with one-third vesting on February 20, 2020 and the remaining two-thirds vesting ratably on each of the first and second year thereafter, except in the case of Mr. Anderson, whose partial award vested in full on February 20, 2020.

(6)
Represents special one-time grants of cash-settled stock-based awards to Messrs. Anderson, Chadha, and Conrad at an initial base calculation price of  $30 per share. The awards are subject to certain vesting conditions relating to the trading price of the Company’s common stock compared to the initial base calculation price and the portion of the Company’s common stock owned by stockholders other than the Acquisition Entity, as well as certain other terms and conditions. The awards include reductions to the base calculation price of unvested awards and dividend equivalent payments as follows: an amount equal to 50% of cash dividends is applied to reduce the base calculation price and an amount equal to the remaining 50% of the cash dividend amounts is paid to the award holder as soon as practicable following the date cash dividends are paid to holders of shares of common stock.

(7)
Represents 2019 special cash awards that will vest based on pre-established performance goals for the 2019-2021 performance period.

Outstanding Equity Awards at Fiscal Year-End for 2019
The following table summarizes the equity awards made to our NEOs that were unvested and outstanding as of December 31, 2019.
	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Name	Exercisable (#)	Unexercisable (#)
Douglas H. Shulman	—	—	650,000	33.40	7/12/2028	103,175(3)	4,348,826	103,533	4,363,916
Micah R. Conrad			200,000	30.00	7/26/2029	30,107(4)	1,269,010	18,255	769,448
Scott T. Parker(5)	—	—	—	—	—	—	—	—	—
Rajive Chadha	—	—	200,000	30.00	7/26/2029	35,490(6)	1,495,904	16,212	683,336
John C. Anderson	—	—	275,000	30.00	7/26/2029	13,324(7)	561,607	15,000	632,250
Robert A. Hurzeler(8)	—	—	—	—	—	—	—	—	—
(1)
The cash-settled option award held by Mr. Shulman and the cash-settled stock-based awards granted to Messrs. Anderson, Conrad, and Chadha are in three tranches (300,000, 225,000, and 125,000 for Mr. Shulman; 123,750, 96,250, and 55,000 for Mr. Anderson; and 90,000, 70,000, and 40,000 for Messrs. Conrad and Chadha). Mr. Anderson’s cash-settled stock-based award was forfeited upon his termination of employment on February 21, 2020. The awards are subject to vesting conditions relating to the portion of the Company’s common stock owned by stockholders other than the Acquisition Entity and the Company achieving a volume-weighted average trading price (VWAP) over a consecutive six-month period. As of December 31, 2019, the VWAP goal for Tranche I is $63.75, Tranche II is $68.75, and Tranche III is $83.75, subject to further adjustment. The awards include dividend equivalent payments and reductions to the base calculation price of unvested awards as follows: an amount equal to 50% of cash dividends are applied to reduce the base calculation price; the remaining 50% of the cash dividend amount is paid to the award holder as soon as practicable following the date such cash dividend is paid to holders of shares of common stock.

(2)
Based on the closing market price of Company common stock on December 31, 2019 of  $42.15 per share.

(3)
Represents 103,175 RSUs that were unvested as of December 31, 2019. Included in this amount is the RSU award portion of the annual incentive program based on 2019 performance. The vesting schedule for the RSUs is as follows: 31,984 vested on February 20, 2020, 21,175 are scheduled to vest on December 31, 2020, 31,984 are scheduled to vest on February 19, 2021, and 18,032 are scheduled to vest on February 18, 2022.

(4)
Represents 30,107 RSUs that were unvested as of December 31, 2019. Included in this amount is the RSU award portion of the annual incentive program based on 2019 performance. The vesting schedule for the RSUs is as follows: 5,078 vested on January 2, 2020, 10,732 vested on February 20, 2020, 8,232 are scheduled to vest on February 19, 2021, and 6,065 are scheduled to vest on February 18, 2022.

(5)
Unvested RSUs held by Mr. Parker were forfeited upon his resignation as our Executive Vice President and CFO effective March 26, 2019.

(6)
Represents 35,490 RSUs that were unvested as of December 31, 2019. Included in this amount is the RSU award portion of the annual incentive program based on 2019 performance. The vesting schedule for the RSUs is as follows: 5,737 vested on February 20, 2020, 1,621 RSUs are scheduled to vest on

April 20, 2020, 5,737 are scheduled to vest on February 19, 2021, 7,813 RSUs are scheduled to vest on April 20, 2021, 5,738 are scheduled to vest on February 18, 2022, and 8,844 RSUs are scheduled to vest on April 20, 2022.
(7)
Represents 13,324 RSUs that were unvested as of December 31, 2019. Included in this amount is the RSU award portion of the annual incentive program based on 2019 performance. The vesting schedule for the RSUs is as follows: 8,475 vested on February 20, 2020. The remainder of the unvested RSUs held by Mr. Anderson were forfeited upon his termination of employment on February 21, 2020.

(8)
Unvested RSUs held by Mr. Hurzeler were forfeited upon his resignation as our Executive Vice President and COO effective on May 31, 2019.

Options Exercised and Stock Vested for 2019
We had no stock options that were exercised during 2019. The table below shows the number and fair value of RSUs that vested in 2019.
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Douglas H. Shulman(1)	—	—	35,125	1,369,042
Micah R. Conrad(2)	—	—	9,744	285,441
Scott T. Parker(3)	—	—	44,732	1,537,699
Rajive Chadha	—	—	—	—
John C. Anderson(4)	—	—	3,250	106,795
Robert A. Hurzeler(5)	—	—	105,984	3,120,806
(1)
Includes 13,951 RSUs that vested on February 20, 2019, with a value of  $33.78 per share on the delivery date of February 24, 2019, and 21,174 RSUs that vested on December 31, 2019 with a value of $42.40 per share on the vesting date.

(2)
Includes 5,078 RSUs that vested on January 2, 2019, with a value of  $24.29 per share on the vesting date, and 4,666 RSUs that vested on February 20, 2019 with a value of  $34.74 per share on the vesting date.

(3)
Includes 15,436 performance-based RSUs that vested on February 20, 2019, with a value of  $34.74 per share on the vesting date, 19,165 performance-based RSUs that vested on March 20, 2019 with a value of  $33.89 per share on the vesting date, and 10,131 RSUs that vested on February 20, 2019 with a value of  $34.74 per share on the vesting date.

(4)
Represents 3,250 RSUs that vested on February 20, 2019, with a value of  $32.86 per share on the delivery date of March 4, 2019.

(5)
Includes 52,308 performance-based RSUs that vested on January 2, 2019, with a value of  $24.29 per share on the vesting date, 12,349 performance-based RSUs that vested on February 20, 2019 with a value of  $34.74 per share on the vesting date, 15,332 performance-based RSUs that vested on March 20, 2019 with a value of  $33.89 per share on the vesting date, 9,808 RSUs that vested on February 20, 2019 with a value of  $34.74 per share on the vesting date, 1,929 shares of restricted stock that vested on February 19, 2019 with a value of  $34.00 per share on the vesting date, and 14,258 shares of restricted stock that vested on February 20, 2019 with a value of  $34.74 per share on the vesting date.

Pension Benefits for 2019
The Retirement Plan was frozen effective December 31, 2012, prior to the eligibility of our NEOs other than Mr. Anderson, who is a participant. No additional participants have been or will be allowed entry into the plans, and no additional creditable service has been or will be awarded to Mr. Anderson after December 31, 2012. In accordance with SEC rules, the accumulated benefits are presented as if they were payable upon the NEO’s normal retirement at age 65.
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During the Last Fiscal Year ($)
Douglas H. Shulman	Springleaf Financial Services Retirement Plan	—	—	—
Micah R. Conrad	Springleaf Financial Services Retirement Plan	—	—	—
Scott T. Parker	Springleaf Financial Services Retirement Plan	—	—	—
Rajive Chadha	Springleaf Financial Services Retirement Plan	—	—	—
John C. Anderson	Springleaf Financial Services Retirement Plan	0.750	27,481	—
Robert A. Hurzeler	Springleaf Financial Services Retirement Plan	—	—	—
(1)
The pension valuation assumptions for 2019 include: (i) a discount rate of 3.09%, (ii) normal retirement age (65), or current age, if older, and (iii) Pri-2012 mortality table with Scale MP-2019 for December 31, 2019, post-retirement only.

Retirement Plan Benefit Formula
The Retirement Plan formula ranges from 0.925% to 1.425% times average final compensation for each year of credited service accrued prior to December 31, 2012, up to 44 years. For participants who retire after the normal retirement age of 65, the retirement benefit is actuarially adjusted to reflect the later benefit commencement date.
For purposes of the Retirement Plan, average final compensation is the average annual pensionable salary of a participant during those three consecutive years in the last 10 years of credited service, prior to the Retirement Plan being frozen, that afford the highest such average. Final average compensation does not include amounts attributable to overtime pay, supplemental cash incentive payments, annual cash bonuses, or long-term incentive awards.
Death and Disability Benefits
The Retirement Plan also provides for death and disability benefits. The Retirement Plan generally provides a death benefit to active participants who die before age 65 equal to 50% of the benefit the participant would have received if he or she had terminated employment on the date of death, survived until his or her earliest retirement date, and elected a 50% joint and survivor annuity.
Nonqualified Deferred Compensation for 2019
We do not maintain any nonqualified deferred compensation plans in which any of our executive officers participate.

Potential Payments Upon Termination or Change-In-Control for 2019
The following table shows the payments and benefits that our NEOs would have been eligible to receive if their employment had been terminated or if a change in control of the Company had occurred as of December 31, 2019. Additional information about Pension Plan benefits payable upon certain terminations is provided in “—Pension Benefits for 2019” above.
Name	Type of Payment or Benefit	Voluntary Resignation without Good Reason or Early or Normal Retirement ($)	Termination without Cause ($)(4)(5)	Termination for Good Reason ($)(4)(5)	Change in Control ($)(6)	Termination without Cause following a Change in Control ($)(4)(5)	Termination for Good Reason following a Change in Control ($)(4)(5)	Termination Due to Disability ($)(5)	Termination Due to Death ($)(5)
Douglas H. Shulman	Severance Payment	—	6,325,273	6,325,273	—	6,325,273	6,325,273	—	—
	Acceleration of Unvested Equity	—	2,240,625	2,240,625	—	2,240,625	2,240,625	—	—
	Total	—	8,565,898	8,565,898	—	8,565,898	8,565,898	—	—
Micah R. Conrad	Severance Payment	—	472,658	—	—	—	—	—	—
	Acceleration of Unvested Equity	—	346,979	—	—	346,979	—	346,979	346,979
	Total	—	819,637	—	—	346,979	—	346,979	346,979
Scott T. Parker(1)	Severance Payment	—	—	—	—	—	—	—	—
	Acceleration of Unvested Equity	—	—	—	—	—	—	—	—
	Total	—	—	—	—	—	—	—	—
Rajive Chadha	Severance Payment	—	466,134	—	—	—	—	—	—
	Acceleration of Unvested Equity	—	310,140	—	—	310,140	—	310,140	310,140
	Total	—	776,274	—		310,140	—	310,140	310,140
John C. Anderson(2)	Severance Payment	—	776,264	—	—	—	—	—	—
	Acceleration of Unvested Equity	—	33,678	—	—	33,678	—	33,678	33,678
	Total	—	809,942	—	—	33,678	—	33,678	33,678
Robert A. Hurzeler(3)	Severance Payment	—	—	—	—	—	—	—	—
	Acceleration of Unvested Equity	—	—	—	—	—	—	—	—
	Total	—	—	—	—	—	—	—	—
(1)
Mr. Parker resigned as Executive Vice President and CFO effective on March 26, 2019. Mr. Parker did not receive severance benefits in connection with his resignation.

(2)
Mr. Anderson resigned as Executive Vice President and General Counsel effective January 2, 2020. On February 13, 2020, OMH and one of its subsidiaries entered into a Consulting Agreement with Mr. Anderson that provides for a consulting fee of  $225,000, pro-rated for any time that Mr. Anderson was still an employee in 2020, plus authorized expense reimbursements. The Consulting Agreement also provides for a lump sum separation payment totaling $825,000, payable on June 30, 2020, provided that Mr. Anderson complies with the terms of the Consulting Agreement, which includes a release of claims and certain restrictive covenants.

(3)
Mr. Hurzeler resigned as Executive Vice President and COO effective May 31, 2019. Mr. Hurzeler did not receive severance benefits in connection with his resignation.

(4)
Severance payments for Mr. Shulman in the event of a termination without cause or for good reason (whether or not in connection with a change in control) are based on the terms of his employment agreement. The severance payment is an aggregate amount equal to $2,633,333 payable over 24 months and an amount equal to two-thirds of the average annual bonus earned in the three years completed prior to the year of termination (however if the termination is in 2018 or 2019, the amount shall be equal to two-thirds of the target amount of the annual bonus) prorated by the number of days the executive served as an employee in such year plus a lump sum distribution equal to 12 months of premiums for COBRA continuation for Mr. Shulman and his dependents. As of December 31, 2019, Messrs. Anderson, Chadha, and Conrad were eligible to receive severance benefits pursuant to the Executive Severance Plan. Under the Executive Severance Plan, upon a termination by the Company other than for cause, each executive receives base salary continuation for 12 months and a lump sum distribution equal to 12 months of premiums for COBRA continuation for the executive and his dependents at the rates in effect on the date of termination. The lump-sum COBRA premiums payable pursuant to the terms of the Executive Severance Plan to Messrs. Anderson, Chadha, and Conrad are $19,095, $16,134, and $22,658, respectively. The lump sum COBRA premium payable under the terms of Mr. Shulman’s employment agreement is $23,440.

(5)
For Mr. Anderson, one award agreement provides that 799 RSUs will vest upon a termination without cause or upon death or disability ($33,678). For Mr. Chadha, two award agreements provide that a total of 7,358 RSUs will vest upon a termination without cause or upon death or disability ($310,140). For Mr. Conrad, two award agreements provide that a total of 8,232 RSUs will vest upon a termination without cause or upon death or disability ($346,979). For Mr. Shulman, three award agreements provide that a total of 53,159 RSUs will vest upon a termination without cause or upon death or disability ($2,240,625). The Executive Severance Plan does not provide for acceleration of equity awards upon a termination event or a change in control.

(6)
None of the NEOs is eligible to receive benefits solely in the event of a change in control.

On March 13, 2015, we adopted the Executive Severance Plan, which became effective on March 16, 2015. As of December 31, 2019, the Committee had identified Messrs. Anderson, Chadha, and Conrad as Eligible Executives for purposes of participating in the Executive Severance Plan. The Executive Severance Plan provides for severance payments and benefits to the “Eligible Executives” (as defined in the Executive Severance Plan) in the event of a “Qualifying Termination” (as defined below). In the event of a Qualifying Termination and subject to the Eligible Executive’s adherence to the covenants contained in the Executive Severance Plan and execution of a severance agreement (including a general waiver and release of claims along with certain non-competition and intellectual property protections), the Executive Severance Plan provides for (i) continued payment of the Eligible Executive’s annual base salary for a period of 12 months and (ii) a lump sum cash payment in an amount equal to 12 months of premiums for COBRA continuation coverage for the Eligible Executive and their eligible dependents.
A Qualifying Termination is defined as a termination other than for “Cause” (as defined in the Executive Severance Plan).
Mr. Shulman is eligible to receive the termination benefits pursuant to his employment agreement. If Mr. Shulman’s employment is terminated by the Company other than for “cause” (as defined in the agreement, but not including a termination of employment due to death or disability) or he resigns for “good reason” (as defined in the agreement and summarized below), and if Mr. Shulman executes a general release of claims in a form acceptable to the Company and continues to comply with all applicable restrictive covenants, then he would be entitled to: (i) a severance payment equal to $2,633,333, payable in equal installments over a 24-month period in accordance with the Company’s payroll (or, if such termination occurs within the 24-month period following a change in control (as defined in the agreement), a single lump sum); (ii) any earned but unpaid annual bonus for the calendar year immediately preceding the termination; (iii) an amount equal to two-thirds of the average annual bonus earned in respect of the three years completed prior to the year of termination (or, if Mr. Shulman has been employed for less than three years as of such termination, the number of years completed prior to the year of termination; provided, however, that if the year of termination is 2018 or 2019, the amount shall be equal to two-thirds of the target amount of his annual bonus), pro-rated based on the number of days in which Mr. Shulman was employed during such year paid at the same time such bonuses are normally paid in accordance with the normal practices of the Company with regard to paying bonuses to similarly situated executives subject to certain adjustments; and (iv) a lump sum payment equal to 12 months of COBRA premiums.
For purposes of Mr. Shulman’s employment agreement, “good reason” means, in summary: (i) a material reduction in his duties, authorities, responsibilities, or reporting relationships; (ii) the reduction of his base salary or annual bonus opportunity (in each case, other than an across-the-board reduction affecting all senior management of the Company which reduction results in the decrease of his base salary or annual bonus opportunity, as applicable, of less than 10%); (iii) relocation of his principal location of employment by more than 50 miles (unless such new location is closer to his primary residence in New York City); (iv) the failure to nominate him as a member of the board of directors of the Company; or (v) the failure to pay him compensation when due under the terms of his employment agreement.
Pursuant to the employment agreement, Mr. Shulman is bound by certain restrictive covenants including confidentiality, non-disparagement, work product, and, during the term of his employment and for a period of two years thereafter, non-solicitation of employees, consultants, and customers and non-competition. The Company is bound by a non-disparagement covenant.
Pay Ratio Disclosure
For 2019 there was no change in our employee population or employee compensation arrangements that would significantly affect the pay ratio. On that basis, we used the same median employee that we identified in 2017 using payroll and income tax records (Form W-2) as of December 31, 2017. The 2019 annual total compensation for the median employee determined in accordance with SEC rules was $39,567. For the year ended December 31, 2019 the total compensation for our CEO, Mr. Shulman, was $9,483,399 as reported in the “Total” column of the Summary Compensation Table for 2019 on page 35. The resulting pay ratio is estimated to be approximately 240 to 1.
Investors are cautioned that amounts reported in the Summary Compensation Table for 2019 above for our NEOs, including our principal executive officer, are determined pursuant to SEC rules that do not necessarily reflect amounts actually received or realized by, or value actually delivered to, our NEOs, including our principal executive officer. Accordingly, investors are cautioned not to place undue reliance or emphasis on such amounts, or the ratio disclosed above.
Independent Director Compensation
We pay compensation to certain of our non-employee independent directors for their service as members of the Board and its committees. Directors who are employed by Apollo (Messrs. Becker, Michelini, and Sinensky) or Värde (Mr. Mamik) or their affiliated entities do not receive compensation for their Board and committee service. We have a separate compensation arrangement with our Chairman of the Board (Mr. Levine) described under the caption “Letter Agreement with Our Chairman of the Board.” Fees to independent directors may be paid in cash or, in lieu of cash, by issuances of Company common stock based on the value of Company common stock at the date of grant. We also make annual grants of RSUs on the first day of each calendar year that vest one year after the grant date, subject to the director’s continued service through the vesting date. RSUs are credited with dividend equivalents equal to the per share cash dividends paid on our common stock, multiplied by the total number of RSUs subject to the award that are outstanding immediately prior to the record date for such dividend. The crediting of dividend equivalents is meant to treat the RSU award holders consistently with stockholders.
The independent director compensation program did not change as compared to 2018. Accordingly, for 2019, Board members were eligible to receive an annual retainer of  $75,000 and a grant of RSUs with an approximate value of  $110,000. The RSUs have associated dividend-equivalent rights as discussed above. Committee chairs are eligible to receive annual cash retainers of  $30,000 (Audit), $20,000 (NCG), and $25,000 (Compensation, Compliance, and Risk). Committee members also are eligible to receive annual cash retainers of  $15,000 (Audit) and $10,000 (NGC, Compliance, Compensation, and Risk). Our presiding non-management director receives an annual retainer of  $25,000. Cash retainers for annual Board, presiding non-management director, committee chair, and committee member service are paid in quarterly installments.

Stock grants are reviewed and approved annually. Under the terms of the Omnibus Incentive Plan adopted by our Board and approved by our stockholders at the 2016 Annual Meeting of Stockholders, no participant who is a non-employee director may receive cash and equity-based awards under the Omnibus Incentive Plan valued at more than $500,000 during any calendar year. The Committee believes that these restrictions represent meaningful limits on the compensation payable to our independent directors. All members of the Board are also reimbursed for reasonable costs and expenses incurred in attending Board or committee meetings or other Company business.
Director Stock Ownership Policy
On March 25, 2016, the Board approved a Director Stock Ownership Policy to align the interests of our non-employee directors with those of our stockholders by encouraging significant stock ownership in the Company by our non-employee directors. Such policy is administered by the Committee. Pursuant to such policy, each non-employee director must at all times hold shares of Company common stock with a value equal to three times the cash retainer for such director’s annual Board service, excluding retainer fees for Board committee chair or committee member service. For purposes of determining compliance with such policy at any time, the value of the non-employee director’s holdings shall be determined by multiplying the number of shares held by such non-employee director by the average closing price of a share of Company common stock for the previous calendar year. A non-employee director’s holdings include shares held directly by the non-employee director, including unvested restricted shares, and shares owned indirectly or beneficially by the non-employee director. Non-employee directors serving on March 25, 2016 are required to meet the requirements of such policy by March 25, 2021. Individuals who become a non-employee director after March 25, 2016 will have five years from the date such individual commenced service on the Board to satisfy the requirements of such policy.
Director Deferral Election Program
Each of our non-employee independent directors may elect to defer the delivery of all or a portion of their annual RSU grant for board service. Delivery of such RSUs may be delayed until the date of the director’s separation from board service, a specified date selected by the director, or the earlier to occur of the director’s separation from board service and a specified date selected by the director. RSUs that have been deferred may be delivered, at the election of the director, in a lump sum or in equal annual installments over a period of time not to exceed five years. Any deferral election must be made in the year prior to the year of grant and is irrevocable following December 31st of such prior year. Messrs. Guthrie and Smith made elections in 2018 to participate in the Director Deferral Election Program for 2019.

Director Compensation Table for 2019
The total 2019 compensation of our non-employee directors is shown in the following table. We do not separately compensate our non-independent director, Mr. Shulman, for his Board or committee service.
Name	Service	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Roy Guthrie	Board Meetings	100,000
	Committee	60,000
	Total	160,000	109,985	11,224	281,209
Jay Levine	Board Meetings
	Committee
	Total	250,000	249,993	8,298	508,291
Richard Smith	Board Meetings	75,000
	Committee	45,000
	Total	120,000	109,985	9,350	239,335
Valerie Soranno Keating	Board Meetings	75,000
	Committee	35,000
	Total	110,000	109,985	1,102	221,087

(1)
The amounts reported in this column represent the grant date fair value of RSUs granted in 2019, calculated in accordance with FASB ASC Topic 718.

(2)
Represents reimbursements for expenses incurred in connection with the directors’ duties as independent directors.

Letter Agreement with Our Chairman of the Board
In connection with Mr. Levine’s resignation as our President and CEO, Mr. Levine and the Company entered into a letter agreement (the “letter agreement”), effective as of September 8, 2018, which provides for Mr. Levine to receive $500,000 per year in annual compensation, in lieu of any retainer fees or other consideration paid to directors generally, for his services as non-executive Chairman of the Board (including service on any Board committee or any other service), half of which is payable in cash and half of which is payable in the form of an equity award under the terms of the Omnibus Incentive Plan or another long-term incentive plan maintained by the Company, subject to the same vesting and other terms and conditions as are applicable to the annual equity awards granted to other members of the Board. Mr. Levine is bound by certain restrictive covenants under the letter agreement, including non-competition and non-solicitation of Company employees, consultants, independent contractors, and other service providers, during the term of his service to the Company and Board and for a period of 12 months thereafter.
Compensation Committee Interlocks and Insider Participation
The current members of the Committee are the individuals named as signatories to the Compensation Committee Report set forth above under “Compensation Committee Report.” None of our executive officers currently serves as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of the Board or the Committee. None of the individuals who served on the Committee during 2019 and none of the current members of the Committee are current or former officers or employees of the Company. Additionally, none of the individuals who currently serve as members of the Committee or who served as members of the Committee during 2019 has had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K.

Equity Compensation Plan Information
The following table sets forth information with respect to securities authorized for issuance under our equity compensation plans as of December 31, 2019:
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)(1)	Weighted average exercise price of outstanding options, warrants and rights ($)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)(3)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	754,935	n/a	13,303,988
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	754,935	n/a	13,303,988
(1)
Represents 754,935 shares of Company common stock reserved for issuance pursuant to RSUs (assuming maximum achievement of the applicable performance metrics) that were outstanding as of December 31, 2019.

(2)
The weighted-average exercise price of the RSUs identified in column (a) is listed as “n/a” in column (b) since there is no exercise or purchase price for such RSUs.

(3)
Represents shares of Company common stock that remained available for future issuance under our Omnibus Incentive Plan as of December 31, 2019, excluding shares identified in column (a) that are reserved for issuance pursuant to RSUs that were outstanding as of December 31, 2019. Under the terms of our Omnibus Incentive Plan, the number of shares available for future issuance increases annually on the first day of each fiscal year beginning in 2014 by a number of shares equal to the excess of  (x) 10% of the number of outstanding shares on the last day of the immediately preceding fiscal year over (y) the number of shares remaining available for future issuance under the Omnibus Incentive Plan as of the last day of the immediately preceding fiscal year. Accordingly, effective January 1, 2020, the number of shares of Company common stock remaining available for future issuance under our Omnibus Incentive Plan was increased by 306,128 shares to 13,610,116 shares.

PROPOSAL 2:
ADVISORY VOTE TO APPROVE NAMED
EXECUTIVE OFFICER COMPENSATION
We are requesting that stockholders approve an advisory resolution (commonly referred to as a “say-on-pay” resolution) on the Company’s executive compensation as reported in this Proxy Statement. We urge stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes the Company’s executive compensation policies and procedures, as well as the Summary Compensation Table and other related compensation tables and narrative disclosures, which provide detailed information on the compensation paid to our NEOs.
At our 2014 Annual Meeting of Stockholders, our stockholders were asked to vote on a proposal seeking their views as to whether the say-on-pay vote should be held every year, every two years, or every three years. A majority of stockholders voting on the matter indicated a preference for holding such vote every three years. Accordingly, the Board decided that the non-binding vote to approve the compensation of the Company’s named executive officers will be held every three years, at least until the next non-binding stockholder vote on the frequency with which the non-binding advisory vote to approve the compensation of the Company’s named executive officers shall be held. At our 2017 Annual Meeting of Stockholders, our stockholders were provided with the opportunity to cast an advisory vote on the compensation of our NEOs for 2016. Of the votes cast at our 2017 Annual Meeting of Stockholders, the say-on-pay vote yielded approximately 89% approval. The Board and the Compensation Committee reviewed these results and determined that, given the significant level of support, no changes to our executive compensation policies were necessary at that time and the non-binding vote to approve the compensation of the Company’s named executive officers would continue to be held every three years. Accordingly, a say-on-pay vote is being taken at this year’s Annual Meeting.
This proposal gives stockholders the opportunity to express their views on our NEOs’ compensation. Your vote is not intended to address any specific portion of our compensation program, but rather to address our overall approach to and objectives of the compensation paid to our NEOs as described in this Proxy Statement. In accordance with Section 14A of the Exchange Act we are requesting that OMH stockholders approve the following advisory resolution at the Annual Meeting:
“RESOLVED, that OMH’s stockholders hereby approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement.”
Our executive compensation programs are designed to attract, motivate, and retain key executives, and to align the interests of NEOs with the long-term interests of the Company’s stockholders. We believe that our compensation programs align NEO compensation to performance and stockholder interests.
This proposal to approve the resolution regarding the compensation paid to our NEOs requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote on this matter. If you abstain from voting on this matter, your shares will be counted as present for the purpose of establishing a quorum, and the abstention will have the same effect as a vote against this proposal. Broker non-votes, if any, will not have any effect on this proposal.
While this vote is non-binding, the Board and Compensation Committee value the views of stockholders and intend to consider the outcome of the vote, as appropriate, in making future compensation decisions for NEOs.
The Board recommends a vote FOR the approval of the compensation of our NEOs, as such compensation is described in the Compensation Discussion and Analysis section, the Summary Compensation Table for 2019 and the related tables and disclosures.

PROPOSAL 3:
ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTES TO APPROVE
NAMED EXECUTIVE OFFICER COMPENSATION
Section 14A of the Exchange Act, in addition to providing shareholders with the opportunity to cast an advisory vote on NEO compensation, requires that the Company not less frequently than every six years provide stockholders with an advisory vote on whether the advisory vote on executive compensation should be held every one, two, or three years. This provision, commonly referred to as “say-on-pay frequency,” requires that advisory votes occur not less frequently than once every three years. The last such “say-on-pay frequency” vote occurred at our 2014 Annual Meeting of Stockholders. You may elect to have the vote held every year, every two years, or every three years, or you may abstain.
The Board recommends that you vote in favor of an advisory vote on NEO compensation every three years because the Board believes that investor feedback is more useful if stockholders have a reasonable period of time to judge the success of a compensation program. Although this vote is advisory and not binding, the Board and Compensation Committee highly value the opinions of stockholders and will consider the outcome of the vote when determining the frequency of future advisory votes on NEO compensation.
The Board recommends a vote for THREE YEARS as the frequency with which stockholders are provided an advisory vote to approve NEO compensation.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Apollo-Värde Transaction
On June 25, 2018, the Acquisition Entity, an entity formed by an investor group led by funds managed by affiliates of Apollo and Värde (collectively the “Apollo-Värde Group”) completed its purchase of 54,937,500 shares of Company common stock formerly beneficially owned by Springleaf Financial Holdings, LLC, an entity owned primarily by private equity funds managed by an affiliate of Fortress Investment Group LLC and its affiliates (“Fortress”), representing the entire holdings of our stock beneficially owned by Fortress (approximately 40.5% of Company common stock that was issued and outstanding as of such date) (the “Apollo-Värde Transaction”). As a result, the Apollo-Värde Group is our largest stockholder and has significant influence over all matters requiring a stockholder vote.
Amended and Restated Stockholders Agreement
General
On June 25, 2018, in connection with the closing of the Apollo-Värde Transaction, the Company and the Acquisition Entity entered into an amended and restated stockholders agreement (the “A&R Stockholders Agreement”) containing, among other things, certain provisions described below. As discussed further below, the A&R Stockholders Agreement provides certain rights to the Acquisition Entity with respect to the designation of directors for nomination and election to the Board, as well as registration rights for certain of our securities beneficially owned, directly or indirectly, by the Acquisition Entity and its Permitted Transferees (collectively, the “Stockholders”). The term “Permitted Transferees” and other capitalized terms used but not defined in this discussion have the respective meanings given to them in the A&R Stockholders Agreement.
The A&R Stockholders Agreement provides that the parties thereto will use their respective reasonable efforts, including voting or causing to be voted all of our voting shares beneficially owned by each, so that no amendment is made to our Restated Certificate of Incorporation or Bylaws in effect as of the date of the A&R Stockholders Agreement (i) that would add restrictions to the transferability of our shares by the Stockholders, which are beyond those provided for in our Restated Certificate of Incorporation, the A&R Stockholders Agreement or applicable securities laws or (ii) that nullify the rights set out in the A&R Stockholders Agreement of the Stockholders unless such amendment is approved by such Stockholder.
Designation and Election of Directors
The A&R Stockholders Agreement provides that, for so long as the A&R Stockholders Agreement is in effect, we and each Stockholder shall take all reasonable actions within our respective control (including voting or causing to be voted all of the securities held of record or beneficially owned by such Stockholder entitled to vote generally in the election of our directors and, with respect to us, including in the slate of nominees recommended by the Board those individuals designated by the Acquisition Entity) so as to elect to the Board, and to cause to continue in office:
•
a number of directors equal to a majority of the Board, plus one director, who are designated by the Acquisition Entity, for so long as the Acquisition Entity directly or indirectly beneficially owns, together with its Permitted Transferees, at least 33% of our voting power;

•
a number of directors equal to a majority of the Board, minus one director, who are designated by the Acquisition Entity, for so long as the Acquisition Entity directly or indirectly beneficially owns, together with its Permitted Transferees, less than 33% but at least 20% of our voting power, provided that if the Board consists of six or fewer directors, then the Acquisition Entity shall have the right to designate two directors;

•
a number of directors (rounded up to the nearest whole number) that would be required to maintain the Acquisition Entity’s proportional representation on the Board who are designated by the Acquisition Entity for so long as the Acquisition Entity directly or indirectly beneficially owns, together with its Permitted Transferees, less than 20% but at least 10% of our voting power, provided that if the Board consists of six or fewer directors, then the Acquisition Entity shall have the right to designate two directors; and
•
a number of directors (rounded up to the nearest whole number) that would be required to maintain the Acquisition Entity’s proportional representation on the Board who are designated by the Acquisition Entity for so long as the Acquisition Entity directly or indirectly beneficially owns, together with its Permitted Transferees, less than 10% but at least 5% of our voting power, provided that if the Board consists of six or fewer directors, then the Acquisition Entity shall have the right to designate one director.

In accordance with the A&R Stockholders Agreement, the Acquisition Entity has designated Messrs. Becker, Mamik, Michelini, Sinensky, and Smith, and Ms. Soranno Keating.
Matters Reserved for Approval of the Disinterested Directors
For as long as the Stockholders have beneficial ownership of at least 20% of the common stock, the following actions shall require the approval of the majority of our directors who are disinterested and independent under Delaware law: (i) any transaction or series of transactions between any Stockholder or any of their respective affiliates, on the one hand, and the Company or any of its subsidiaries, on the other hand, that could reasonably be expected to have a value in excess of  $30,000,000 (other than ordinary course purchases of asset-backed securities from the Company or any of its subsidiaries on arms-length, market terms in an amount not exceeding $500,000,000 in any transaction); (ii) any enforcement or waiver of the rights of the Company or any of its subsidiaries under any agreement between the Company or any of its subsidiaries, on the one hand, and any Stockholder or any of their respective affiliates, on the other hand; and (iii) any management, monitoring, service, transaction, or other similar fee payable to any Stockholder or any of their respective affiliates, with the exception of certain pre-approved transactions.
Indemnification of the Acquisition Entity
The A&R Stockholders Agreement provides that we will indemnify the Acquisition Entity and its officers, directors, employees, agents, and affiliates against losses arising out of third-party claims (including litigation matters and other claims) based on, arising out of or resulting from:
•
the Acquisition Entity’s status as an equity holder of the Company;

•
the ownership or the operation of our assets or properties and the operation or conduct of our business; and

•
any other activities we engage in.

In addition, we have agreed to indemnify the Acquisition Entity and its officers, directors, employees, agents, and affiliates against losses, including liabilities under the Securities Act of 1933 as amended (the “Securities Act”), and the Exchange Act, relating to actual or alleged misstatements in or omissions from any registration statement, prospectus, preliminary prospectus or any amendment or supplement thereto, other than misstatements or omissions made in reliance on information relating to and furnished by the Acquisition Entity for use in the preparation of that registration statement or report.
Registration Rights
Demand Rights. Each Stockholder has, for so long as such Stockholder directly or indirectly beneficially owns, together with Acquisition Entity and its Permitted Transferees, an amount of Company common stock (whether owned at the time of the offering or subsequently acquired) equal to or greater than 1% of our shares of common stock then issued and outstanding (a “Registrable Amount”), “demand” registration rights that allow the Stockholder, for itself and for the Acquisition Entity and its Permitted Transferees, at any time after 180 days following the date of the A&R Stockholders Agreement, to request that we register under the Securities Act an amount equal to or greater than a Registrable Amount. The Stockholder, for itself and for the Acquisition Entity and its Permitted Transferees, will be entitled to unlimited demand registrations so long as such persons, together, beneficially own a Registrable Amount. We will not be required to effect any demand registration within one month of a “firm commitment” underwritten offering to which the requestor held “piggyback” rights, described below, and which included at least 50% of the shares of common stock requested by the requestor to be included. We will not be obligated to grant a request for a demand registration within one month of any other demand registration.
Piggyback Rights. For so long as Stockholders beneficially own a Registrable Amount and subject to certain other conditions, Stockholders have “piggyback” registration rights that allow them to include the common stock that they own in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Forms S-4 or S-8 or pursuant to an employee benefit plan arrangement) or by any of our other stockholders that have registration rights. These “piggyback” registration rights will be subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering.
Shelf Registration. We granted to the Acquisition Entity and its Permitted Transferees, for so long as the Acquisition Entity, together with its Permitted Transferees, beneficially owns a Registrable Amount, the right to request a shelf registration on Form S-3 providing for offerings of Company common stock to be made on a continuous basis until all shares covered by such registration have been sold, subject to our right to suspend the use of the shelf registration prospectuses for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12-month period) if we determine that certain disclosures required by the shelf registration statements would be detrimental to us or our stockholders. In addition, Stockholders may elect to participate in such shelf registrations within five days after notice of the registration is given.
Indemnification and Expenses
Under our A&R Stockholders Agreement, we have agreed to indemnify the applicable selling Stockholder and its officers, directors, employees, managers, members, partners, agents, and controlling persons against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which it sells shares of Company common stock, unless such liability arose from the applicable selling Stockholder’s misstatement or omission, and the applicable selling Stockholder will agree to indemnify us against all losses caused by its misstatements or omissions. We will pay all registration and offering-related expenses incidental to our performance under the A&R Stockholders Agreement, and the applicable selling Stockholder will pay its portion of all underwriting discounts, commissions, and transfer taxes, if any, relating to the sale of its shares of common stock under the A&R Stockholders Agreement.
Observer Rights
Under our A&R Stockholders Agreement, for so long as the Stockholders have beneficial ownership of Company common stock representing at least 10% of the voting power, the Acquisition Entity shall have the right to designate up to three non-voting representatives to attend meetings of our Board and certain committees of the Board.
Transactions with Affiliates
Apollo-Värde Group Margin Loan Agreements. Under the terms of the A&R Stockholders Agreement, approval was required for any transaction with a value expected to exceed $30,000,000 between any stockholder and the Company. As of December 16, 2019, the Apollo-Värde Group informed OMH that it has undertaken to pledge all of its 54,937,500 shares of OMH’s common stock pursuant to margin loan agreements and related documentation on a non-recourse basis. The Apollo-Värde Group informed OMH that the margin loan agreements contain customary default provisions, and in the event of an event of default under the loan agreements, the lenders thereunder may foreclose upon any and all shares of OMH’s common stock pledged to them.
When the margin loan agreements were entered into, OMH delivered letter agreements to the lenders in which it has, among other things, made certain representations and warranties and has agreed, subject to certain exceptions, not to take any actions that are intended to hinder or delay the exercise of any remedies by the secured parties under the margin loan agreements and related documentation. Except for the foregoing, OMH is not a party to the margin loan agreements and related documentation and does not have, and will not have, any obligations thereunder.

Apollo Group Affiliates. Affiliates of members of the Apollo Group (as defined below) and/or members of the Apollo Group (collectively, the “Apollo Group Investors”) own, acquire, and may continue to own and acquire the Company’s securities and securities issued by its wholly-owned direct subsidiary, SFC, including SFC-sponsored asset-backed securities and securitization debt (“SFC Securities”), in the ordinary course of business of such Apollo Group Investors. Athene Holding Ltd. (“Athene”), and/or one or more of its subsidiaries, in the ordinary course of its business, acquires, owns, and may continue to acquire and own SFC Securities, including in senior and junior tranches thereof. Members of the Apollo Group own a significant equity interest in Athene and control 45% of the total voting power of Athene. Such SFC Securities were acquired by Apollo Group Investors and Athene and/or a subsidiary thereof from the related underwriter on terms that were the same as those that were offered to other investors in such SFC Securities. The Company, through its indirectly owned insurance companies, owns Apollo debt securities, which were selected by an independent investment adviser with full investment discretion over the insurance companies’ portfolio.
Related Party Transactions Policy and Procedures
Under SEC rules, a related person is an officer, director, nominee for director, or beneficial holder of more than 5% of any class of our voting securities or an immediate family member of any of the foregoing. We have adopted a written policy (the “Related Party Transactions Policy”) that establishes procedures for approving (a) any transaction between (i) a related person or Related Entity, as defined below (related persons and Related Entities being referred to herein as “Covered Persons”), on the one hand, and (ii) the Company or any of its subsidiaries, on the other hand, where such Covered Person has a direct or indirect material interest and the aggregate amount involved exceeds $120,000, or (b) any other transaction providing for the payment by the Company or any of its subsidiaries of any management, monitoring, service, transaction or other similar fee to any one or more members of the Apollo Group (each, a “Related Party Transaction”). As provided in the Related Party Transactions Policy and in the charter of the Audit Committee, and except as the Board may otherwise determine from time to time, the Audit Committee is responsible for reviewing and approving in advance (or ratifying, if applicable) any Related Party Transactions. In determining whether to approve or ratify a Related Party Transaction, the Audit Committee is required to consider, among other factors it deems appropriate, benefits to the Company, whether the terms of the Related Party Transaction are generally available to unrelated third parties, and the extent of the Covered Person’s interest in the Related Party Transaction. In addition, except as described in the following sentence, if the Company’s legal department determines a Related Party Transaction involves a member of the Apollo Group, such proposed Related Party Transaction must be submitted to the independent directors of the Board who are disinterested and independent under Delaware law (the “Disinterested Directors”) as to the matter under consideration prior to the consummation of such proposed Related Party Transaction. A Related Party Transaction involving an Ordinary Course Related Entity does not require review or approval under the Related Party Transactions Policy (a) where the amount involved is less than $30,000,000, and such Related Party Transaction does not involve either (i) the purchase of asset-backed securities from the Company or any of its subsidiaries or (ii) the payment by the Company or a subsidiary thereof of a management, monitoring, service, transaction or other similar fee payable to any Ordinary Course Related Entity, or (b) when both (i) such Related Party Transaction is an ordinary course purchase by a Related Entity of asset-backed securities from the Company or any of its subsidiaries in an amount not exceeding $500,000,000 in any transaction or series of related transactions (which, for purposes hereof, shall mean an amount not exceeding $500,000,000 in the aggregate for all tranches purchased in any issuance), and (ii) such Related Entity does not purchase more than 70% of any tranche of such asset-backed securities, as long as any Related Party Transaction described in the preceding clause (a) or (b) is made on arm’s-length, fair market terms. In addition, neither the Company nor any subsidiary thereof shall enforce or waive any right under any agreement between the Company or any of its subsidiaries, on the one hand, and any Ordinary Course Related Entity, on the other hand, without the prior approval of a majority of the Disinterested Directors. The Audit Committee has delegated authority to its chair or, where applicable, to the Disinterested Directors, to approve or ratify any Related Party Transactions between Audit Committee meetings.
For purposes of the Related Party Transactions Policy:
•
“Apollo Group” means (a) Apollo, (b) Athene, (c) Athora Holding Ltd. (“Athora”), (d) any investment fund or other collective investment vehicle whose general partner or managing member is owned,

directly or indirectly, by Apollo or by one or more of Apollo’s subsidiaries, (e) BRH Holdings GP, Ltd. and its shareholders, (f) any executive officer of Apollo, Athene or Athora whom Apollo, Athene, or Athora (as applicable) designates, in a written notice delivered to the Company, as a member of the Apollo Group for purposes of the Related Party Transactions Policy (which designation shall continue in effect until such designee ceases to be an executive officer of Apollo, Athene, or Athora, as applicable), and (g) any affiliate of a person described in clause (a), (b), (c), (d), or (e) above; provided, none of  (i) the Company, (ii) any subsidiary of the Company, or (iii) any person employed by (A) the Company or any of its subsidiaries, (B) Athene or any of its subsidiaries, or (C) Athora or any of its subsidiaries, shall be deemed to be a member of the Apollo Group, unless such natural person is designated as a member of the Apollo Group as described in clause (f) above. For avoidance of doubt, any person managed by Apollo or by one or more of Apollo’s subsidiaries pursuant to a managed account agreement (or similar arrangement) without Apollo or one or more of Apollo’s subsidiaries controlling such person as a general partner or managing member shall not be part of the Apollo Group. The inclusion of Athene, Athora, and their respective subsidiaries in the definition of  “Apollo Group” is solely for the purposes of the Related Party Transactions Policy, and shall not imply that Apollo or any of its affiliates controls any such entity from an accounting, regulatory or control perspective;
•
“Ordinary Course Related Entity” means (a) any member of the Apollo Group and (b) any Related Entity that is either a direct or indirect limited partner of the Acquisition Entity or an affiliate of such a direct or indirect limited partner; and

•
“Related Entity” means (i) any entity that directly or indirectly owns more than 5% of any class of the Company’s voting securities, and any affiliate of such entity, (ii) each member of the Apollo Group for as long as Section 3.04 of the A&R Stockholders Agreement is in effect, and (iii) any entity in which a related person is employed or is a general partner or principal or in which such person has at least a 5% beneficial ownership interest.

AUDIT FUNCTION
Audit Committee Report
The Audit Committee is a standing committee of the Board that comprises solely non-employee directors who have been affirmatively determined to be “independent” within the meaning of the NYSE Listing Standards and Section 10A of the Exchange Act. The Audit Committee operates pursuant to a written charter that is available under the Corporate Governance tab in the Investor Relations section of the Company’s website at http://investor.onemainfinancial.com and is also available to stockholders upon request, addressed to OneMain Holdings, Inc., 601 NW Second Street, Evansville, IN 47708, ATTN: Secretary.
The Company’s management is responsible for the preparation of the Company’s consolidated financial statements and the Company’s overall financial reporting process. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited consolidated financial statements with GAAP. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is also solely responsible for the selection and termination of the Company’s independent registered public accounting firm, including the approval of audit fees and any permissible non-audit services provided by and fees paid to the independent registered public accounting firm. See “Board of Directors—Committees of the Board of Directors—Audit Committee” above for additional information regarding the role and responsibilities of the Audit Committee.
In connection with the preparation of the Company’s consolidated financial statements for the year ended December 31, 2019, the Audit Committee:
•
Reviewed and discussed the Company’s audited consolidated financial statements with management;

•
Discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC; and

•
Received the written disclosures and the letters from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP their independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s 2019 Annual Report, for filing with the SEC.
Audit Committee of the Board of Directors
Roy A. Guthrie, Chairman
Peter B. Sinensky
Richard A. Smith

Audit Committee’s Pre-Approval Policies and Procedures
Our Audit Committee is responsible for pre-approving all audit services and permitted non-audit services, including the fees and terms thereof, to be performed for us and our subsidiaries by our independent registered public accounting firm, Pricewaterhouse Coopers LLP. The Audit Committee has adopted a pre-approval policy and implemented procedures that provide that all engagements of our independent registered public accounting firm are reviewed and pre-approved by the Audit Committee, except for such services that fall within the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that our Audit Committee approves prior to the completion of the audit. The pre-approval policy also permits the delegation of pre-approval authority to a member of the Audit Committee between meetings of the committee, and any such approvals are reviewed and ratified by the committee at its next scheduled meeting. The Audit Committee has delegated to the Chair of the committee the authority to pre-approve permissible non-audit services.
Independent Registered Public Accounting Firm Fees and Services
For the years ended December 31, 2019 and 2018, professional services were performed for us by PricewaterhouseCoopers LLP, our independent registered public accounting firm, pursuant to the oversight of our Audit Committee. Set forth below are the fees billed to us by PricewaterhouseCoopers LLP for the years ended December 31, 2019 and 2018. All fees and services were pre-approved in accordance with the Audit Committee’s pre-approval policy.
Year Ended December 31 (dollars in thousands)	2019	2018
Audit Fees	$11,400	$15,919
Audit-Related Fees	2,224	411
Tax Fees	—	—
All Other Fees	9	536
Total Fees	$13,633	$16,866
Audit Fees. Audit fees primarily related to the annual audits of the consolidated financial statements of OMH and SFC included in the 2019 Annual Report, the annual audit of internal control over financial reporting for OMH, as required by Section 404 of the Sarbanes-Oxley Act of 2002, the reviews of the condensed consolidated financial statements of OMH and SFC included in the Quarterly Reports on Form 10-Q for OMH and SFC and statutory audits of insurance subsidiaries of OMH.
Audit-Related Fees. For 2019, audit-related fees primarily related to statutory audits and implementation of accounting standards updates. For 2018, audit-related fees primarily related to audit fees for agreed upon procedures and a SOC 1 Report (Service Organization Controls Report) for the loan servicing system used in connection with servicing the loan portfolio sold in 2016 to a third party in connection with our sale of equity interests in the SpringCastle joint venture.
Tax Fees. We did not pay any fees to our independent registered public accounting firm during 2019 or 2018 related to tax compliance, tax advice, and tax planning.
All Other Fees. For 2019, All Other Fees related to services related to our insurance subsidiaries. For 2018, All Other Fees related to an assessment of omnichannel sales and originations operations and a cybersecurity compliance assessment performed by our independent registered public accounting firm.

PROPOSAL 4:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2020. The Board is asking stockholders to ratify the appointment. Although SEC regulations and the NYSE listing requirements require the Company’s independent registered public accounting firm to be engaged, retained, and supervised by the Audit Committee, the Board considers the selection of an independent registered public accounting firm to be an important matter for stockholders to provide input to the Audit Committee and the Board on a key corporate governance issue. If the appointment of PricewaterhouseCoopers LLP is not ratified, the matter of the appointment of the independent registered public accounting firm will be re-considered by the Audit Committee. Representatives of PricewaterhouseCoopers LLP are expected to be available at the Annual Meeting in person, will be given an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate stockholder questions regarding the Company.
The Board recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows as of March 26, 2020, the most recent practicable date according to publicly available information, the beneficial ownership of shares of Company common stock by: (i) each present director, including the nominees for re-election at the Annual Meeting; (ii) the Company’s NEOs; (iii) all directors and executive officers of the Company as of March 26, 2020, as a group; and (iv) each stockholder known to the Company to beneficially own more than 5% of Company common stock. As of March 26, 2020, there were 134,309,707 shares of the Company’s common stock issued and outstanding. Beneficial ownership means that the individual has or shares voting power or dispositive power with respect to the shares of Company common stock or the individual has the right to acquire the shares within 60 days following March 26, 2020. Unless otherwise stated, the address for each beneficial owner is c/o OneMain Holdings, Inc., 601 NW Second Street, Evansville, IN 47708, ATTN: Secretary.
	Nature and Amount of Beneficial Ownership
Name	Shares Owned (#)	Percentage
Named Executive Officers and Directors:
Jay N. Levine(1)	3,167,588	2.36
Douglas H. Shulman	60,641	*
John C. Anderson	1,150,214	*
Rajive Chadha(2)	4,239	*
Micah R. Conrad(3)	8,502	*
Robert A. Hurzeler(2)	44,858	*
Scott T. Parker(4)	0	*
Marc E. Becker(5)	0	*
Roy A. Guthrie(6)	27,073	*
Valerie Soranno Keating	6,730	*
Aneek S. Mamik(7)	1,180	*
Matthew R. Michelini(5)	0	*
Peter B. Sinensky(5)	0	*
Richard A. Smith(8)	8,730	*
All directors and executive officers as a group (11 persons)(9)	3,284,683	2.45
5% Stockholders:
Apollo Management Holdings GP, LLC(10)(11)(12)	54,937,500	40.90
Värde Partners, Inc.(11)(12)(13)	11,355,568	8.45
FMR LLC(14)	12,090,521	9.00
The Vanguard Group(15)	7,976,225	5.94
*
Indicates less than one percent.

(1)
Includes 500,000 shares held by the Jay N. Levine 2018 Annuity Trust of which Mr. Levine is trustee and annuitant. As trustee, Mr. Levine retains voting rights with respect to the shares held by the trust. As a result, Mr. Levine may be deemed to beneficially own such trust shares, although he disclaims beneficial ownership of any such shares held by the trust except to the extent of his pecuniary interest, if any, therein.

(2)
Mr. Chadha was appointed as COO on June 24, 2019. Mr. Hurzeler resigned as Executive Vice President and COO effective on May 31, 2019. Includes 1,621 beneficially owned shares that Mr. Chadha has the right to acquire within 60 days following March 26, 2020.

(3)
Mr. Conrad was appointed as our interim CFO (retaining his title of Executive Vice President) effective March 26, 2019. On April 25, 2019, Mr. Conrad was appointed as Executive Vice President and CFO.

(4)
Mr. Parker resigned as our Executive Vice President and CFO effective on March 26, 2019.

(5)
Messrs. Becker, Michelini and Sinensky are associated with Apollo Management, L.P. (“Apollo Management”) and its affiliated investment managers, including Apollo Management VIII, L.P. (“Management VIII”), which serves as the manager of Apollo Uniform GP, LLC (“Uniform GP”), the general partner of the Acquisition Entity, which is the beneficial holder of 54,937,500 shares of Company common stock. The table above does not include, with respect to Messrs. Becker, Michelini, and Sinensky, the shares held by the Acquisition Entity, or any securities that may be deemed to be beneficially owned by Apollo Management, or any of the investment managers or investment advisors affiliated with Apollo Management, and each of Messrs. Becker, Michelini, and Sinensky disclaims beneficial ownership of all such securities, except to the extent of his pecuniary interest, if any, therein.

(6)
Includes 13,276 beneficially owned shares that Mr. Guthrie has the right to acquire within 60 days following March 26, 2020.

(7)
The amount included in the table above represents Mr. Mamik’s personal holdings in the Company’s common stock. Mr. Mamik is an affiliate of Värde and may be deemed to beneficially own the shares of Company common stock through entities affiliated with Värde as described in footnote 13 below, although Mr. Mamik disclaims beneficial ownership of any such shares beneficially owned by Värde except to the extent of his indirect pecuniary interest, if any, in them.

(8)
Includes 4,528 beneficially owned shares that Mr. Smith has the right to acquire within 60 days following March 26, 2020.

(9)
Includes, with respect to all directors and executive officers as of March 26, 2020, as a group, 19,425 beneficially owned shares that may be acquired within 60 days following March 26, 2020.

(10)
All information about Apollo is based on a Schedule 13D/A (the “Apollo Schedule 13D”) filed with the SEC by Apollo Management Holdings GP, LLC and the other reporting persons listed therein on December 18, 2019. As set forth in the Apollo Schedule 13D, each of Apollo Management Holdings GP, LLC, Apollo Management Holdings, L.P., Apollo Management GP, LLC, Apollo Management, L.P., AIF VIII Management, LLC, Management VIII, Uniform GP, and OMH Holdings, L.P. beneficially owns and has shared voting and dispositive power over 54,937,500 shares of Company common stock; each of OMH (ML), L.P and OMH (ML) GP, LLC beneficially owns and has shared dispositive power over 43,581,932 shares of Company common stock; and each of V-OMH (ML) II, L.P and V-OMH (ML) GP II, LLC beneficially owns and has shared voting power over 11,355,568 shares of Company common stock. Various relationships among such persons are described in the Apollo Schedule 13D. As set forth in the Apollo Schedule 13D, the principal address for OMH (ML), L.P, OMH (ML) GP, LLC, and OMH Holdings, L.P. is One Manhattanville Road, Suite 201, Purchase, NY 10577; the principal address for V-OMH (ML) II, L.P and V-OMH (ML) GP II, LLC is 901 Marquette Avenues., Suite 3300, Minneapolis, MN 55402; and the principal address of each of Apollo Management Holdings, GP, LLC, Apollo Management Holdings, L.P., Apollo Management GP, LLC, Apollo Management, L.P., AIF VIII Management, LLC, Management VIII, and Uniform GP is 9 West 57th Street, 43rd Floor, New York, NY 10019.

(11)
As of December 16, 2019, the Apollo-Värde Group informed OMH that it has undertaken to pledge all of its 54,937,500 shares of OMH’s common stock pursuant to margin loan agreements and related documentation on a non-recourse basis. The Apollo-Värde Group further informed OMH that the loan to value ratio in connection with the loans on January 30, 2020 was equal to approximately 21.45%. The Apollo-Värde Group informed OMH that the margin loan agreements contain customary default provisions, and in the event of an event of default under the loan agreements, the lenders thereunder may foreclose upon any and all shares of OMH’s common stock pledged to them.

(12)
See the discussion above under the caption “Certain Relationships and Related Party Transactions—Apollo-Värde Transaction.”

(13)
All information about Värde is based on a Schedule 13D/A (the “Värde Schedule 13D”) filed with the SEC on February 20, 2020 by Värde Partners, Inc. and the other reporting persons listed therein. As set forth in the Värde Schedule 13D, each of Värde Partners, Inc., Värde Partners, L.P., Uniform Investco GP LLC, Uniform Investco LP, Ilfryn C. Carstairs, and George G. Hicks beneficially owns and has shared voting and dispositive power over 11,355,568 shares of Company common stock; each of The Värde Specialty Finance Fund G.P., L.P., The Värde Specialty Finance Fund U.G.P., LLC, and Värde SFLT, L.P., beneficially owns and has shared voting and dispositive power over 2,838,892 shares of Company common stock; each of Värde Credit Partners UGP, LLC, Värde Credit Partners G.P., LLC, and Värde Credit Partners Master, L.P. beneficially owns and has shared voting and dispositive power over 1,510,291 shares of Company common stock; each of The Värde Fund XII UGP, LLC, The Värde Fund XII G.P., L.P., and The Värde Fund XII (Master), L.P. beneficially owns and has shared voting and dispositive power over 1,964,513 shares of Company common stock; each of The Värde Skyway Fund UGP, LLC, The Värde Skyway Fund G.P., LLC, and The Värde Skyway Master Fund, L.P. beneficially owns and has shared voting and dispositive power over 1,283,179 shares of Company common stock; each of Värde Investment Partners UGP, LLC and Värde Investment Partners G.P., LLC , beneficially owns and has shared voting and dispositive power over 3,758,693 shares of Company common stock; Värde Investment Partners (Offshore) Master, L.P. beneficially owns and has shared voting and dispositive power over 1,317,246 shares of Company common stock; Värde Investment Partners, L.P. beneficially owns and has shared voting and dispositive power over 1,907,735 shares of Company common stock; and The Värde Fund VI-A, L.P. beneficially owns and has shared voting and dispositive power over 533,712 shares of Company common stock. Various relationships among such persons are described in the Värde Schedule 13D. As set forth in the Värde Schedule 13D, the principal address of each of the foregoing persons other than Mr. Carstairs is c/o Värde Partners, Inc., 901 Marquette Avenue South, Suite 3300, Minneapolis, MN 55402; the principal address of Mr. Carstairs is Värde Partners Asia Pte. Ltd., 6 Battery Road #21-01, Singapore 049909.
(14)
All information about FMR LLC (“FMR”) is based on a Schedule 13G/A filed with the SEC on February 7, 2020. FMR reported that it is the beneficial owner of 12,090,521 shares of Company common stock representing 8.883% of our issued and outstanding common stock as of December 31, 2019. FMR also reported that is has sole dispositive power over 12,090,521 shares of common stock and sole voting power over 984,764 shares of common stock. In the Schedule 13G/A filed by FMR, FMR disclosed the following: Abigail P. Johnson is a Director, the Chairman, and the Chief Executive Officer of FMR. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B stockholders have entered into a stockholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the stockholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. The address for FMR LLC is 245 Summer Street, Boston, MA 02210.

(15)
All information about The Vanguard Group, Inc. (“TVG”) is based on a Schedule 13G/A filed with the SEC on February 12, 2020. TVG reported that it is the beneficial owner of 7,976,225 shares of Company common stock representing 5.86 % of our issued and outstanding common stock as of December 31, 2019. TVG also reported that it has sole voting power with respect to 38,171 shares of common stock, sole dispositive power with respect to 7,934,956 shares of common stock, shared voting power of 14,362 shares of common stock, and shared dispositive power of 41,269 shares of common stock. The address for TVG is 100 Vanguard Blvd., Malvern, PA 19355.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires certain of the Company’s directors and officers and persons who beneficially own more than 10% of a registered class of the Company equity securities to file initial statements of beneficial ownership of securities and statements of changes in beneficial ownership of securities with the SEC. To the Company’s knowledge, based solely on a review of the copies of such reports filed electronically with the SEC, all Section 16(a) filing requirements applicable to all of its reporting persons were complied with during the fiscal year ended December 31, 2019, except for two Forms 4 for Mr. Mamik with respect to two transactions and one Form 4 for Michael A. Hedlund, the Company’s

principal accounting officer, with respect to two transactions. In addition, Mr. Anderson failed to disclose three gifts in 2018 that were eligible for reporting on a Form 5 in February 2019.
OTHER MATTERS
The Board knows of no other matters to be brought before the Annual Meeting. If matters other than the ones listed in this Proxy Statement properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy will vote the shares represented by the proxy according to their judgment.
STOCKHOLDER PROPOSALS
We provide stockholders with the opportunity, under certain circumstances and consistent with our Bylaws and the rules of the SEC, to participate in the governance of the Company by submitting proposals and director nominations for consideration at our Annual Meeting of stockholders. Proposals from stockholders are given careful consideration by us in accordance with Rule 14a-8 under the Exchange Act (“Rule 14a-8”). For a proposal to be included in our proxy statement and proxy card for our 2021 Annual Meeting of Stockholders, such proposal must comply with Rule 14a-8 and must be received by us in writing no later than December 8, 2020.
Additionally, if our Annual Meeting is held on May 19, 2020, as expected, any stockholder proposal or director nomination for our 2021 Annual Meeting of Stockholders that is not intended for inclusion in our proxy statement and proxy card in respect of such meeting will be considered untimely under our Bylaws if it is received by us prior to January 19, 2021 or after February 18, 2021. An untimely proposal may not be brought before or considered at our 2021 Annual Meeting of Stockholders. Any stockholder proposal or director nomination submitted must also be made in compliance with our Bylaws. For more information regarding our procedures for director nominations as set forth in our Bylaws, please refer to “Corporate Governance—Criteria and Procedures for Selection of Director Nominees.”
All stockholder proposals and director nominations must be addressed to OneMain Holdings, Inc., 601 NW Second Street, Evansville, IN 47708, ATTN: Secretary. The chairman of our Annual Meeting of stockholders may refuse to acknowledge the introduction of any stockholder proposal or director nomination not made in compliance with the foregoing procedures.
ADDITIONAL INFORMATION
The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC’s website, www.sec.gov, contains these reports and other information that the Company files electronically with the SEC.
Such information will also be furnished upon written request to OneMain Holdings, Inc., 601 NW Second Street, Evansville, Indiana 47708, ATTN: Secretary, and can also be accessed through the Company’s website at http://www.onemainfinancial.com. We will furnish without charge to each person whose proxy is being solicited, upon oral or written request of any such person, a copy of the 2019 Annual Report, as filed with the SEC, excluding the exhibits, by first class mail or other equally prompt means within one business day of receipt of such request. Request for copies of such report should be directed to the Company’s Secretary at the above address or at (812) 424-8031.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY D00978-P37371 ! ! ! For All Withhold All For All Except ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ONEMAIN HOLDINGS, INC. ATTN: SECRETARY 601 N.W. SECOND STREET EVANSVILLE, INDIANA 47708 01) Jay N. Levine 02) Roy A. Guthrie 03) Peter B. Sinensky 2. To approve, on an advisory basis, OneMain Holdings, Inc.'s named executive officer compensation. 3. To approve, on an advisory basis, the frequency of the advisory vote to approve named executive officer compensation. 4. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for OneMain Holdings, Inc. for the year ending December 31, 2020. NOTE: The proxies are authorized to vote at their discretion upon any other matter that may properly come before the meeting or any adjournment or postponement thereof. Nominees For Against Abstain For Against Abstain ONEMAIN HOLDINGS, INC. The Board of Directors recommends you vote FOR all the nominees listed under Proposal 1, FOR Proposal 2, THREE YEARS for Proposal 3 and FOR Proposal 4. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 1. To elect three Class I directors to serve until the 2023 Annual Meeting of Stockholders. ! ! ! ! ! ! ! 1 Year 2 Years 3 Years Abstain VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. D00979-P37371

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of 2020 Annual Meeting of Stockholders, Proxy Statement and 2019 Annual Report are available at www.proxyvote.com. ONEMAIN HOLDINGS, INC. Annual Meeting of Stockholders May 19, 2020 1:00 P.M. Local Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Douglas H. Shulman, Micah R. Conrad, Adam L. Rosman, and Jack R. Erkilla, or any of them as proxies, each with the power to appoint a substitute and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, and at their discretion on any matter that may properly come before the meeting, all of the shares of common stock of OneMain Holdings, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders and any adjournment(s) or postponement(s) thereof, to be held at 1:00 P.M., Local Time, on Tuesday, May 19, 2020, at 601 N.W. Second Street, Evansville, Indiana 47708. This proxy hereby revokes any proxies previously submitted by the stockholder with respect to the shares represented by this proxy. IF NO OTHER INDICATION IS MADE ON AN EXECUTED PROXY CARD, THE PROXIES WILL VOTE THE SHARES REPRESENTED BY THIS PROXY FOR THE NOMINEES LISTED IN
PROPOSAL 1, FOR PROPOSAL 2, THREE YEARS FOR PROPOSAL 3 AND FOR PROPOSAL 4. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side